As filed with the Securities and Exchange Commission on October 28, 2016

Registration No. 333-__________________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Chanticleer Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	8742	20-2932652
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

7621 Little Avenue,

Suite 414, Charlotte, NC 28226

(Address and telephone number of principal executive offices and principal place of business)

Michael D. Pruitt

Chief Executive Officer

Chanticleer Holdings, Inc.

7621 Little Avenue, Suite 414

Charlotte, NC 28226

(704) 366-5122

(Name, address and telephone number of agent for service)

With copy to:

Ruba Qashu

Libertas Law Group, Inc.

225 Santa Monica Boulevard, 5th Floor

Santa Monica, CA 90401

Spencer G. Feldman, Esq.

Olshan Frome Wolosky LLP

1325 Avenue of the Americas, 15th Floor

New York, New York 10019

Tel: (212) 451-2300

Fax: (212) 451-2222

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective Registration Statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b2 of the Exchange Act.

Large accelerated filer [ ]	Accelerated filer [ ]
Non-accelerated filer [ ] (Do not check if a smaller reporting company)	Smaller reporting company [X]

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Unit	Estimated Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Subscription Rights to purchase units consisting of shares of Series 1 Preferred Stock and Series 1 Warrants to purchase common stock, $0.0001 par value (“common stock”)	1,000,000	—	—	(2)
Units consisting of shares of Series 1 Preferred Stock and Series 1 Warrants to purchase common stock	1,000,000	$13.50	$13,500,000	(3)
Series 1 Preferred Stock	1,000,000	$13.50	$13,500,000	$1564.65
Series 1 Warrants to purchase shares of common stock (2)	1,000,000	—	—	(4)
Shares of common stock issuable upon exercise of Series 1 Warrants (5)	10,000,000	$1.35	$13,500,000	$1564.65
Shares of common stock issuable as payment of dividends on shares of Series 1 Preferred (6)	—	—	$6,075,000	$704.09
Total	—	—		$3,833.39

(1)	This registration statement relates to the subscription rights (or “rights”) to purchase units consisting of shares of Series 1 Preferred Stock and Series 1 Warrants to purchase common stock.

(2)	The rights are being issued without consideration. Pursuant to Rule 457(g), no separate registration fee is payable with respect to the rights being offered hereby since the rights are being registered in the same registration statement as the securities to be offered pursuant thereto.

(3)	No additional filing fee required.

(4)	Pursuant to Rule 457(g), no separate registration fee is required for the Series 1 Warrants offered hereby because they are being registered on the same registration statement as the common stock underlying the Series 1 Warrants.

(5)	Pursuant to Rule 416, the securities being registered hereunder include such indeterminate number of additional shares of common stock as may be issuable upon exercise of Series 1 Warrants registered hereunder as a result of stock splits, stock dividends, or similar transactions.

(6)	Represents shares of common stock issuable in respect of dividends accruing on the Series 1 Preferred through the fifth anniversary of issuance based on the liquidation preference of such shares.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is prohibited.

Subject to completion, dated October 28, 2016

PROSPECTUS

CHANTICLEER HOLDINGS, INC.

Subscription Rights Offering

Up to an Aggregate of 1,000,000 Units Consisting of

Redeemable Series 1 Preferred Stock

and

Series 1 Warrants to Purchase Common Stock

Upon the Exercise of Subscription Rights at $13.50 per Unit

We are distributing, at no charge, to holders of our common stock and holders of our public warrants listed for trading on the Nasdaq Capital Market under the symbol “HOTRW” (our “public warrants”), non-transferable subscription rights to purchase up to an aggregate of 1,000,000 units consisting of shares of our redeemable Series 1 Preferred Stock, which we refer to in this prospectus as the Series 1 Preferred, and series 1 warrants to purchase 10 shares of our common stock, par value $0.0001 per share, which we refer to in this prospectus as the Series 1 Warrants. Holders of the subscription rights will be entitled to purchase any number of units, up to the aggregate number of subscription rights held by each holder, subject to proration as described herein. The purchase price for the units is $13.50 per unit. You will receive one subscription right for every share of common stock and publicly traded warrant you own as of 5:00 p.m. Eastern time on [          ], 2016, the record date of the rights offering. The subscription rights will not entitle you to purchase any shares of our common stock, except upon the exercise of the Series 1 Warrants.

We are conducting this rights offering to raise capital. We will allocate 90%, up to an amount not to exceed $8,000,000, of the proceeds to payment of certain existing debt. The remainder of the proceeds will be used for repayment of unpaid interest and premiums on such debt, for planned store related capital expenditures and for general working capital purposes. We cannot assure you that we will not need to seek additional financing in the future. We cannot assure you that we will not need to seek additional financing in the future.

The rights offering commences on [          ], 2016 and the subscription rights will expire if they are not exercised by 5:00 p.m. Eastern time on [          ], 2016, unless the rights offering is extended. There is no minimum number of subscription rights that must be exercised in this rights offering, no minimum number that any subscription rights holder must exercise, and no minimum number of units that we will issue at the closing of this rights offering. We may extend the subscription period up to an additional 30 days, at our sole discretion, in which case the offering would continue on a subscriptions first-come, first-serve basis, calculated on a daily basis with the potential for pro-rata allocation of shares among participants subscribing on the last day of the subscription period or, if earlier, the last day on which the rights offering is first over-subscribed. We do not currently intend to extend the subscription period. All exercises of subscription rights are irrevocable, even if we extend the subscription period up to 30 days. However, if we amend the rights offering to allow for an extension of the subscription period for a period of more than 30 days, or make a fundamental change to the terms of the rights offering set forth in this prospectus, you may cancel your subscription and receive a full refund. If the rights offering is not fully subscribed following expiration of the rights offering, Source Capital Group, Inc., the dealer-manager for this rights offering, has agreed to use its commercially reasonable efforts to place any unsubscribed units of this rights offering at the subscription price for an additional period of up to 45 days. The number of units that may be sold by us during this period will depend upon the number of units that are subscribed for pursuant to the exercise of subscription rights by our rights holders. No assurance can be given that any unsubscribed units, if available, will be sold during this period.

The subscription rights are non-transferable, may not be sold, transferred or assigned by rights holders and will not be listed for trading on any stock exchange or market. We reserve the right to cancel the rights offering at any time prior to the closing of the rights offering for any reason or no reason at all in our sole discretion. If the rights offering is cancelled, all subscription payments received by the subscription rights agent will be promptly returned, without interest. Payments for the exercise of subscription rights will be held by the subscription rights agent until the closing of the rights offering.

Shares of our common stock are traded on the NASDAQ Capital Market (“Nasdaq”) under the symbol “HOTR”. On October 27, 2016, the closing sales price for our common stock was $0.48 per share. The shares of common stock issuable upon exercise of the Series 1 Warrants will also be traded on Nasdaq under the same symbol. We intend to use our best efforts to list the units for trading on the Nasdaq Capital Market or quotation on the OTC marketplace. There is no assurance that the units will be traded on the Nasdaq Capital Market or quoted on the OTC marketplace.

Our board of directors is making no recommendation regarding your exercise of the subscription rights. The subscription are non-transferable and will not be listed for trading on the Nasdaq or any stock exchange or market. Our board of directors may cancel the rights offering at any time prior to the expiration of the rights offering for any reason. In the event the rights offering is cancelled, all subscription payments received by the subscription agent will be returned, without interest, as soon as practicable.

We have engaged Source Capital Group, Inc. as the dealer-manager for the rights offering. See “Plan of Distribution.”

	Purchase Price	Dealer-Manager Fee (1)	Proceeds, Before Expenses, to Us
Per unit	$13.50	$1.08	$12.42
Total (2)	$13,500,000	$1,080,000	$12,420,000

(1)       In connection with this rights offering, we have agreed to pay Source Capital Group, Inc. as the dealer-manager a fee of 6.0% of the proceeds of the rights offering, plus a 1.8% non-accountable expense fee and an out-of-pocket accountable expense allowance of 0.2% of the proceeds of the offering. See “Plan of Distribution”. For any unsubscribed units placed by Source Capital Group after the expiration of the rights offering and extension, we have agreed to pay Source Capital Group a placement fee equal to 6%, in lieu of the dealer-manager fee, along with a continuing 1.8% non-accountable expense fee and an out-of-pocket accountable expense allowance of 0.2% of the proceeds of the offering, with such placement fee and expenses to be calculated in respect of the total gross proceeds paid to and received by us for subscriptions accepted by us from investors in connection with such placement and such placement fee and expenses not to exceed the aggregate amounts that would have been otherwise received by Source Capital Group if the rights offering were to have been fully subscribed. Neither the placement fee nor the expense allowance in connection with the placement will be payable with respect to any units purchased as result of the exercise of any basic subscription privilege or over-subscription privilege in the rights offering.

(2)       Assumes that the rights offering is fully subscribed, but excludes proceeds from the exercise of the Series 1 Warrants included within the units.

The exercise of your subscription rights involves material risks. See “Risk Factors” beginning on page [ ] of this prospectus, as well as the risk factors and other information in any documents we incorporate by reference into this prospectus to read about important factors you should consider before exercising your subscription rights.

Our board of directors is making no recommendation regarding your exercise of the subscription rights. You should carefully consider whether to exercise your subscription rights before the expiration date. You may not revoke or revise any exercises of subscription rights once made.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

If you have any questions or need further information about this rights offering, please call [           ] the information agent for the rights offering, at [           ], [           ] (toll free) or by email at [           ].

Dealer-Manager

The date of this prospectus is [           ], 2016

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PROSPECTUS SUMMARY

This summary highlights selected information from this prospectus. This summary may not contain all of the information that you should consider before deciding whether or not you should exercise your subscription rights. You should carefully read this prospectus, including the documents incorporated by reference, which are described under the heading “Incorporation by Reference” in this prospectus. We encourage you to carefully read this entire prospectus and the documents to which we refer you. Unless the context otherwise requires, when we use the words “Chanticleer,” “the Company,” “we,” “us” or “our Company” in this prospectus, we are referring to Chanticleer Holdings, Inc., a Delaware corporation and its subsidiaries.

We are in the business of owning, operating and franchising fast casual and full service dining concepts in the United States and internationally.

We own, operate and franchise a system-wide total of thirty-eight fast casual restaurants specializing the ‘Better Burger’ category of which twenty-seven are company-owned and eleven are operated by franchisees under franchise agreements. American Burger Company (“ABC”) is a fast casual dining chain consisting of nine locations in New York and the Carolinas, known for its diverse menu featuring, customized burgers, milk shakes, sandwiches, fresh salads and beer and wine. BGR: The Burger Joint (“BGR”), consists of ten company-owned locations in the United States and eleven franchisee-operated locations in the United States and the Middle East. Little Big Burger (“LBB”) consists of eight locations in Oregon.

We own and operate Just Fresh, our healthier eating fast casual concept with eight company owned locations in Charlotte, North Carolina. Just Fresh offers fresh-squeezed juices, gourmet coffee, fresh-baked goods and premium-quality, made-to-order sandwiches, salads and soups.

We own and operate nine Hooters full service restaurants in the United States, South Africa and the United Kingdom. In addition, there are six Hooters restaurants in Australia and Hungary, which are being discontinued. Accordingly, the operating results and store counts of those regions are excluded from Managements Analysis of the Business. Hooters restaurants are casual beach-themed establishments featuring music, sports on large flat screens, and a menu that includes seafood, sandwiches, burgers, salads, and of course, Hooters original chicken wings and the ‘nearly world famous’ Hooters Girls.

As of October [  ], 2016, our system-wide store count totaled 55 locations, consisting of 44 company-owned locations and 11 franchisee-operated locations.

Investing in our securities involves a high degree of risk. As an investor, you should be able to bear a complete loss of your investment. You should carefully consider the information set forth in the section titled “Risk Factors” following this prospectus summary.

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Corporate Information

Our principal executive offices are located at 7621 Little Avenue, Suite 414, Charlotte, North Carolina 28226. Our telephone number is (704) 366-5122. Our corporate website is www.chanticleerholdings.com. Information contained in or accessible through our website is not part of this prospectus. Our transfer agent is Securities Transfer Corp., telephone (469) 633-0101.

THE RIGHTS OFFERING

The summary below describes the principal terms of the subscription rights, the units, the Series 1 Preferred and the Series 1 Warrants. Certain of the terms and conditions described below are subject to important limitations and exceptions. Subscription rights holders should read this prospectus in its entirety, as well as all documents incorporated by reference in it, before making any decision to exercise their subscription rights. As used in this section, the terms “we”, “us”, “Chanticleer”, “our”, “our company” and “the company” refer to Chanticleer Holdings, Inc. and not any of its subsidiaries.

Issuer	Chanticleer Holdings, Inc.

Rights Offering	We are distributing to holders of our common stock on the record date, at no charge, non-transferable subscription rights to purchase up to an aggregate of 1,000,000 units consisting of shares of our Series 1 Preferred and Series 1 Warrants to purchase shares of our common stock. Holders will receive one subscription right for every share of common stock owned as of 5:00 p.m. Eastern time on [ ], 2016, the record date of the rights offering. If the rights offering is fully subscribed, we expect the gross proceeds from the rights offering to be $13.5 million. Each subscription right reflects a basic subscription privilege and an over-subscription privilege, as described below. The basic subscription privilege and the over-subscription privilege are both subject to proration, as described below. This offering is being made solely to holders of our common stock and public warrants on the record date. We do not expect to issue any additional shares of Series 1 Preferred or Series 1 Warrants after this rights offering.

Subscription Price	$13.50 per unit, payable in cash. To be effective, any payment related to the exercise of a subscription right must clear prior to the end of the subscription period or such earlier date as may be specified in the subscription procedures furnished or made available to subscription rights holders.

Basic Subscription Privilege

The basic subscription privilege will entitle you to purchase one unit at a subscription price of $13.50 for each share of common stock or and each publicly traded warrant owned as of the record date. A unit consists of one share of our Series 1 Preferred and a Series 1 Warrant to purchase 10 shares of our common stock. We refer to these units throughout this prospectus as the “units”. At the end of the subscription period, unexercised subscription rights will expire and have no value. You may exercise your basic subscription privilege for any number of units you are entitled to pursuant to the basic subscription privilege or you may choose not to exercise any subscription rights.

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There is no minimum number of units you must purchase.

If an insufficient number of units is available to fully satisfy all basic subscription privilege requests, we will allocate the available units, as applicable, pro-rata among those rights holders exercising their basic subscription privilege in proportion to the product (rounded down to the nearest whole number so that the aggregate number of units does not exceed the aggregate number offered) obtained by multiplying the number of units such stockholder subscribed for under the basic subscription privilege by a fraction (A) the numerator of which is 1,000,000 and (B) the denominator of which is the total number of units sought to be subscribed for under the basic subscription privilege by all holders exercising their basic subscription privilege. The subscription rights agent will notify subscription rights holders of the number of units allocated to each holder exercising the basic subscription privilege as promptly as may be practicable after the allocations are completed.

Over-Subscription Privilege

If you fully exercise your basic subscription privilege, and any portion of the units remain available under the rights offering, you may also exercise an over-subscription privilege to purchase additional units that remain unsubscribed at the expiration of the rights offering, if any, subject to the availability and pro-rata allocation of units among rights holders exercising this over-subscription privilege.

If you fully exercise your basic subscription privilege, the over-subscription privilege entitles you to purchase additional units that remain unsubscribed at the expiration of the rights offering, if any, by other holders of subscription rights in this rights offering at the same subscription price per unit, subject to the availability and pro-rata allocation of units among rights holders exercising this over-subscription privilege, as described herein.

If an insufficient number of units is available to fully satisfy all over-subscription privilege requests, we will allocate the available units pro-rata among those rights holders exercising their over-subscription privilege in proportion to the product (rounded down to the nearest whole number so that the aggregate number of units does not exceed the aggregate number offered) obtained by multiplying the number of units such rights holder subscribed for pursuant to the over-subscription privilege by a fraction (A) the numerator of which is the number of unsubscribed units and (B) the denominator of which is the total number of units sought to be subscribed for pursuant to the over-subscription privilege by all holders participating in such over-subscription. The subscription rights agent will notify subscription rights holders of the number of units allocated to each holder exercising the over-subscription privilege as promptly as may be practicable after the allocations are completed.

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Additional Limitations on Exercise

If the exercise by a rights holder of the basic subscription privilege or the over-subscription privilege could, as determined by us in our sole discretion, potentially result in a limitation on our Company’s ability to use net operating losses, tax credits and other tax attributes (the “Tax Attributes”) under the Internal Revenue Code of 1986, as amended (the “Code”), and rules promulgated by the Internal Revenue Service, we may, but are under no obligation to, reduce the exercise by such rights holder of the basic subscription privilege or the over-subscription privilege as we in our sole discretion shall determine to be advisable in order to preserve our ability to use the Tax Attributes.

Record Date	5:00 p.m. Eastern time on ____________, 2016.

Expiration of the Rights Offering	5:00 p.m. Eastern time on ____________, 2016.

Securities Holders of Subscription Rights May Purchase

Holders of the subscription rights will have the right to purchase an aggregate of up to 1,000,000 units consisting of shares of our Series 1 Preferred and Series 1 Warrants to purchase shares of our common stock.

No Minimum Requirements	There is no minimum purchase requirement for closing this offering, and no minimum purchase requirement for any subscription rights holder.

Description of Redeemable Series 1 Preferred

Dividends. Holders of the Series 1 Preferred will be entitled to receive cumulative dividends at the rate of 9% of the purchase price per year for a term of seven years, payable quarterly on the last day of March, June, September and December in each year in cash or our registered common stock quarterly on the last day of March, June, September and December in each year. Shares of common stock issued as dividends will be issued at a 10% discount to the five-day volume weighted average price per share of our common stock prior to the date of issuance. Dividends will be entitled to be paid prior to any dividend to the holders of our common stock. See “Description of Capital Stock —Series 1 Preferred —Dividends”.

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Liquidation Preference. The Series 1 Preferred will have a liquidation preference of $13.50 per share, equal to its purchase price. In the event of any liquidation, dissolution or winding up of our company, any amounts remaining available for distribution to stockholders after payment of all liabilities of our company will be distributed first to the holders of Series 1 Preferred and then to the holders of our common stock. As of October 28, 2016, we had total consolidated debt, including notes payable convertible debt and capital lease obligations, of approximately $10.1 million.

No Conversion. The Series 1 Preferred will not be convertible into or exchangeable for shares of our common stock or any other security, except through the exercise of Series 1 Warrants.

Voting Rights. Except as otherwise required by law, the Series 1 Preferred will be non-voting. Holders of the Series 1 Preferred will vote as a class on any amendment altering or changing the powers, preferences or special rights of the Series 1 Preferred so as to affect them adversely.

Rank. The Series 1 Preferred will rank with respect to distribution rights upon our liquidation, winding-up or dissolution and dividend rights, junior to all of our existing and future indebtedness but senior to our common stock and any other class of capital stock we issue in the future. See “Description of Capital Stock —Series 1 Preferred”.

Redemption. We will redeem the outstanding Series 1 Preferred at the expiration of the seven year term (by issuing a press release or otherwise making a public announcement, by mailing a notice of redemption or otherwise). The redemption price for any shares of Series 1 Preferred will be an amount equal to the $13.50 purchase price per share plus any accrued but unpaid dividends to the date fixed for redemption. See “Description of Capital Stock —Series 1 Preferred —Redemption”.

Anti-Dilution Adjustments. The Series 1 Preferred will not be adjusted, and no additional shares of Series 1 Preferred will be issued solely as a result of, any future change to or affecting our common stock, except that we will make a corresponding pro-rata adjustment to the Series 1 Preferred if we effect any stock dividend, stock split or combination of our common stock.

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Description of Series 1 Warrants

Exercise Price and Terms. Each Warrant entitles the holder to purchase 10 shares of common stock at any time and from time to time on or before the fifth anniversary of the date of issuance, at an exercise price payable by the surrender of one share of Series 1 Preferred. See “Description of Capital Stock —Series 1 Warrants —Exercise and Terms”.

Automatic Exercise. If our common stock trades above $3.00 per share for five consecutive trading days, the Series 1 Warrants will automatically be exercised.

Use of Proceeds

We are conducting this rights offering to raise capital. We will allocate 90%, up to an amount not to exceed $8,000,000, of the proceeds to payment of certain existing debt. The remainder of the proceeds will be used for repayment of unpaid interest and premiums on such debt, for planned store related capital expenditures and for general working capital purposes. We cannot assure you that we will not need to seek additional financing in the future. See “Use of Proceeds”.

Material U.S. Federal Tax Consequences to U.S. Holders

For U.S. federal income tax purposes, you will not recognize income or loss upon receipt or exercise of a subscription right. You should consult your own tax advisor as to the tax consequences to you of the receipt, exercise or lapse of the subscription rights in light of your particular circumstances. See “Material U.S. Federal Income Tax Consequences to U.S. Holders”.

Risk Factors	Before you exercise your subscription rights to purchase a unit, you should carefully consider risks described in the section entitled “Risk Factors”, beginning on page [ ] of this prospectus.

Limitation on Purchase of Units

We will not issue units to any rights holder that is required to obtain prior clearance or approval from, or submit a notice to, any state or federal regulatory authority to acquire, own, or control such units if we determine that, as of the expiration date of the rights offering, such clearance or approval has not been satisfactorily obtained and any applicable waiting period has not expired.

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Non-Transferability of Subscription Rights	The subscription rights are non-transferable, may not be sold, transferred or assigned by rights holders and will not be listed for trading on any stock exchange or market.

No Board Recommendation

Our board of directors is making no recommendation regarding your exercise of the subscription rights. You are urged to make your decision based on your own assessment of our business and of the rights offering. Please see “Risk Factors” for a discussion of material risks.

Extension, Cancellation and Amendment

We have the option to extend the rights offering and the period for exercising your subscription rights for a period not to exceed 30 days, at our sole discretion. We do not presently intend to extend the rights offering or the subscription period. We may also extend the rights offering and subscription period for a period of more than 30 days, but if we do so, holders who have subscribed for rights may cancel their subscriptions and receive a refund of all money advanced.

If the rights offering is not fully subscribed following expiration of the rights offering and the 30-day extension, Source Capital Group, Inc. has agreed to use its commercially reasonable efforts to place any unsubscribed units of this rights offering at the subscription price for an additional period of up to 45 days. The number of units that may be sold by us during this period will depend upon the number of units that are subscribed for pursuant to the exercise of subscription rights by our rights holders. No assurance can be given that any unsubscribed units, if available, will be sold during this period.

Our board of directors may cancel the rights offering at any time prior to the closing of the rights offering for any reason or for no reason at all. If the rights offering is cancelled, we will issue a press release notifying stockholders of the cancellation, and all subscription payments received by the subscription rights agent will be promptly returned, without interest or penalty.

Our board of directors also reserves the right to amend or modify the terms of the rights offering. If we make any fundamental changes to the terms of the rights offering set forth in this prospectus, we will offer potential purchasers who have subscribed for rights the opportunity to cancel such subscriptions and issue a refund of any money advanced by such stockholder and recirculate an updated prospectus. In addition, upon such event, we may extend the expiration date of the subscription period to allow holders of subscription rights ample time to make new investment decisions and for us to recirculate updated documentation. Promptly following any such occurrence, we will issue a press release announcing any changes with respect to the rights offering and the new expiration date of the subscription period. The terms of the rights offering cannot be modified or amended after the expiration date of the subscription period. Although we do not presently intend to do so, we may choose to amend or modify the terms of the rights offering for any reason, including, without limitation, to increase participation in the rights offering.

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Procedures for Exercising Rights

To exercise your subscription right to buy units, you must (a) properly complete the subscription process as set forth in the subscription documents and (b) submit payment for all the subscription rights you elect to exercise under the basic subscription privilege and over-subscription privilege, to the subscription rights agent, Securities Transfer Corp., at the address set forth in the subscription documents. The subscription documents must be received by the subscription rights agent on or prior to 5:00 p.m. Eastern time on _______, 2016, the expiration date of the rights offering. Once you exercise your subscription rights, you cannot revoke your exercise. In addition, because we may terminate or withdraw the rights offering at our discretion, your participation in the rights offering is not assured. Persons holding equity securities through a broker, dealer, trustee, depository for securities, custodian bank or other nominee that desire to exercise their subscription rights with respect thereto should contact the appropriate institution or nominee and request it to effect the transaction for them.

If you cannot deliver your completed subscription documents to the subscription rights agent prior to the expiration of the subscription period, you may follow the guaranteed delivery procedures described under “The Rights and the Rights Offering”.

Transfer Agent and Registrar for the Units and Series 1 Preferred and Warrants	Securities Transfer Corp.

Subscription Rights Agent	Securities Transfer Corp.

Information Agent	[ ]

Dealer-Manager	Source Capital Group, Inc.

Shares Outstanding Before the Rights Offering

[          ] shares of our common stock were outstanding as of the record date. [          ] public warrants were outstanding as of the record date. No shares of Series 1 Preferred or Series 1 Warrants were outstanding as of the record date or are outstanding as of the date of this prospectus.

Shares Outstanding After the Rights Offering

Assuming all units are sold in the rights offering, in addition to the outstanding securities noted above, we expect approximately 1,000,000 shares of our Series 1 Preferred and Series 1 Warrants to purchase up to 10,000,000 shares of our common stock will be outstanding immediately after completion of this rights offering. We do not expect to issue any additional shares of Series 1 Preferred or Series 1 Warrants after this rights offering.

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Fees and Expenses

We will pay all fees in connection with the rights offering including legal and accounting fees and all fees charged by the transfer agent, the subscription rights agent and the information agent. We will also pay the fees of Source Capital Group, Inc. We have agreed to pay Source Capital Group, Inc. as the dealer-manager a fee of 6.0% of the proceeds of the rights offering, plus a 1.8% non-accountable expense fee and an out-of-pocket accountable expense allowance of 0.2% of the proceeds of the offering. For any unsubscribed units placed by Source Capital Group after the expiration of the rights offering and extension, we have agreed to pay Source Capital Group a placement fee equal to 6%, in lieu of the dealer-manager fee, along with a continuing 1.8% non-accountable expense fee and an out-of-pocket accountable expense allowance of 0.2% of the proceeds of the offering, with such placement fee and expenses to be calculated in respect of the total gross proceeds paid to and received by us for subscriptions accepted by us from investors in connection with such placement and such placement fee and expenses not to exceed the aggregate amounts that would have been otherwise received by Source Capital Group if the rights offering were to have been fully subscribed. Neither the placement fee nor the expense allowance in connection with the placement will be payable with respect to any units purchased as result of the exercise of any basic subscription privilege or over-subscription privilege in the rights offering.

You will be responsible for paying any other commissions, fees, taxes or other expenses incurred in connection with your exercise of the subscription rights.

Payments to Broker-Dealers and Other Intermediaries

The dealer-manager, Source Capital Group, Inc., has informed us that it will re-allow 4.0% of its dealer-manager fee with respect to any such sale to each broker-dealer whose clients purchase units in this offering pursuant to their subscription rights. See “Plan of Distribution”.

Questions	If you have any questions or need further information about this rights offering, please call [ ] the information agent for the rights offering, at [ ], [ ] (toll free) or by email at [ ].

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Risk Factors

Before you invest in the offering, you should be aware that there are risks associated with your investment, including the risks described in the section entitled “Risk Factors” beginning on page [  ] of this prospectus and the risks set forth in our Annual Report on Form 10-K for our fiscal year ended December 31, 2015, including, without limitation, the risks related to our growth strategy, risks related to our business and risks related to the food service industry. You should carefully read and consider the risk factors contained in our Annual Report on Form 10-K and in this prospectus, together with all of the other information included in or incorporated by reference into this prospectus, before you decide to exercise your subscription rights to purchase shares of our common stock.

QUESTIONS AND ANSWERS ABOUT THE RIGHTS OFFERING

The following questions and answers are intended to help you locate answers to questions you may have about this offering and related matters, but they do not purport to be complete. The following questions and answers are subject to, and qualified in their entirety by, the more detailed information set forth elsewhere in this prospectus or incorporated herein by reference. See “Risk Factors,” “Description of Capital Stock —Series 1 Preferred,” “Description of Capital Stock —Series 1 Warrants,” “The Rights and the Rights Offering,” and the other information in this prospectus and the information incorporated herein by reference.

What is the rights offering?

We are distributing to holders of our common stock and public warrants, at no charge, non-transferable subscription rights to subscribe for units consisting of a share of our Series 1 Preferred and a seven year warrant to purchase 10 shares of our common stock. You will receive one subscription right for every share of our common stock and each publicly traded warrant held of record by you as of 5:00 p.m. Eastern time on [          ] , the record date.

The subscription rights will be evidenced by subscription documents. Each subscription right will entitle the holder to a basic subscription privilege and an over-subscription privilege for all basic subscription privileges that remain unsubscribed, in each case subject to proration and as described below. The shares of Series 1 Preferred and the Series 1 Warrants to be issued as components of the units in the rights offering do not currently trade on any exchange, and are only transferable to the extent permitted in the instruments governing such securities. We intend to use our best efforts to list the units for trading on the Nasdaq Capital Market or quotation on the OTC marketplace. There is no assurance that the units will be traded on the Nasdaq Capital Market or quoted on the OTC marketplace. There will be no holders of units to help establish a trading market other than purchasers in this rights offering. Further, we do not expect to issue any additional units. Consequently, trading of the units may be very limited and possibly non-existent.

To subscribe for the units, you must follow the process described in the subscription documents sent to you and also available from the information agent. For assistance or copies of the documents you may contact the information agent at [          ], [          ] (toll free) or by email at [          ].

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Where can I find the number of subscription rights I hold?

The number of subscription rights you hold will be shown on the subscription documents. The number shown is the total number of your subscription rights. You may exercise any or all of them for the units, but the number you exercise cannot exceed the number shown.

If you want to increase the number of subscription rights that you will be entitled to receive, you will need to purchase additional shares of common stock or public warrants at least four trading days prior to the record date, so that you or your nominee will be the record holder of those additional shares on the record date. Neither our board of directors nor the dealer-manager recommends that you do so.

What are the Series 1 Preferred Shares?

The Series 1 Preferred shares are traditional shares of preferred stock, and may be held as registered book-entry shares or held in a traditional brokerage account, at the holder’s election.

Do the Series 1 Preferred have a liquidation preference over the common stock?

Yes, the Series 1 Preferred will rank senior to the common stock if our company is liquidated. In the event of any liquidation, dissolution or winding up of our company, any amounts remaining available for distribution to stockholders after payment of all of our liabilities will be distributed first among the holders of Series 1 Preferred and then to the holders of common stock, with the holders of Series 1 Preferred having a liquidation preference over those junior classes.

What is the basic subscription privilege?

The basic subscription privilege of each subscription right gives our stockholders of record as of the record date and holders of our public warrants of record as of the record date the opportunity to purchase one unit at a subscription price of $13.50 per unit. We have granted to you, as a holder of record as of 5:00 p.m. Eastern time on the record date, one subscription right for every share of our common stock or publicly traded warrant you owned at that time. For example, if you owned 1,000 shares of our common stock and 50 public warrants as of 5:00 p.m. Eastern time on the record date, you would receive 1,050 subscription rights and would have the right, subject to proration, to purchase up to 1,050 units for $13.50 per unit with your basic subscription privilege. If you fully exercise your basic subscription privilege, you would also be entitled to an unlimited over-subscription privilege, in each case subject to proration as described herein. You may exercise the basic subscription privilege of any number of your subscription rights, or you may choose not to exercise any subscription rights. If you exercise your basic subscription privilege, you may elect to purchase units up to the number of subscription rights you hold. However, all subscriptions, including those pursuant to the basic subscription privilege, are subject to proration.

If you hold your shares in the name of a broker, custodian bank, dealer or other nominee who uses the services of the Depository Trust Company (the “DTC”), DTC will issue one subscription right to the nominee for every share of our common stock and each publicly traded warrant you own at the record date. The basic subscription privilege of each subscription right can then be used, subject to proration, to purchase one unit at a subscription price of $13.50 per unit. If you fully exercise your basic subscription privilege, you would also be entitled to an unlimited over-subscription privilege, subject to proration as described herein.

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There is no minimum number of units you must purchase. You may exercise all or a portion of your basic subscription privilege, or you may choose not to exercise any subscription rights at all. However, if you exercise less than your full basic subscription privilege, you will not be entitled to purchase shares under your over-subscription privilege.

Any excess subscription payments received by the subscription rights agent will be promptly returned, without interest.

What is proration?

We do not intend to sell more than 1,000,000 units, in total, in this rights offering. If an insufficient number of shares is available to fully satisfy all basic subscription privilege requests, we will allocate the available units pro-rata among those stockholders exercising their basic subscription privilege in proportion to the product (rounded down to the nearest whole number so that the aggregate number of units does not exceed the aggregate number offered) obtained by multiplying the number of units such stockholder subscribed for under the basic subscription privilege by a fraction (A) the numerator of which is 1,000,000 and (B) the denominator of which is the total number of units sought to be subscribed for under the basic subscription privilege by all holders exercising their basic subscription privilege. This is called proration. If any proration is necessary, subscriptions for the units will be prorated.

The subscription rights agent will notify rights holders of the number of units allocated to each holder promptly after completion of the allocation process. Any excess subscription payments received by the subscription rights agent will be returned promptly, without interest.

What is the over-subscription privilege?

We do not expect all of our rights holders to exercise all of their basic subscription privileges. The over-subscription privilege provides rights holders that do exercise all of their basic subscription privileges the opportunity to purchase the units that are not purchased by other rights holders. If you fully exercise your basic subscription privilege, the over-subscription privilege entitles you to subscribe for additional units unclaimed by other holders of subscription rights in this offering at the same purchase price per unit. If an insufficient number of units is available to fully satisfy all over-subscription privilege requests, we will allocate the available units pro-rata among those rights holders exercising their over-subscription privilege in proportion to the product (rounded down to the nearest whole number so that the aggregate number of units does not exceed the aggregate number offered) obtained by multiplying the number of units such rights holder subscribed for pursuant to the over-subscription privilege by a fraction (A) the numerator of which is the number of unsubscribed units and (B) the denominator of which is the total number of units sought to be subscribed for pursuant to the over-subscription privilege by all holders participating in such over-subscription.

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To properly exercise your over-subscription privilege, you must deliver the subscription payment related to your over-subscription privilege prior to the expiration of the rights offering or such earlier date as may be specified in the subscription documents you receive from the subscription rights agent (or via the web portal established by the subscription rights agent). Because we will not know the total number of unsubscribed units prior to the expiration of the rights offering, you will need to deliver payment in an amount equal to the aggregate purchase price for the maximum number of units that you desire to purchase. See “The Rights Offering—The Subscription Rights—Over-Subscription Privilege”.

Any excess subscription payments received by the subscription rights agent will be promptly returned, without interest.

We do not intend to extend the subscription period for the rights offering. If the rights offering subscription period is extended (the “extension period”), (i) all basic subscription privileges exercised prior to the beginning of the extension period will be honored first, (ii) all over-subscription privileges exercised prior to the beginning of the extension period will be honored second, and all basic and over-subscription privileges exercised during the extension period will be filled daily on a first-come, first-serve basis. If your subscription arrives during the first-come, first-serve extension period and the rights offering is over-subscribed, then the subscriptions received on or after the day on which the offering is first over-subscribed will be prorated as described above. Any subscriptions received during the extension period, but after the date on which the rights offering is fully subscribed, will not be allocated any units. The subscription rights agent will notify rights holders of the number of units, if any, allocated to each, promptly after completion of the allocation process.

What are the limitations on the exercise of the basic subscription privilege and over-subscription privilege?

Subject to your ability to exercise the over-subscription privilege, you may only purchase the number of units purchasable upon exercise of the basic subscription privilege included in the subscription rights distributed to you in the rights offering, and even then you will be subject to proration. Accordingly, the number of units that you may purchase in the rights offering is limited both by the number of shares of our common stock and public warrants that you held on the record date and by the potential proration provisions of this offering. Although stockholders that fully and properly exercise their basic subscription privilege have the right to exercise the over-subscription privilege, there can be no assurances of the number of units that a holder will be able to acquire through the exercise of the over-subscription privilege, if any. We reserve the right to reject any or all subscriptions not properly submitted or the acceptance of which would, in the opinion of our counsel, be unlawful or which, for any other reason, we deem inconsistent with the requirements of the offering as described herein.

All subscriptions, including subscriptions pursuant to the basic subscription privilege, will be subject to proration.

In addition, if the exercise by a rights holder of the basic subscription privilege or the over-subscription privilege could, as determined by us in our sole discretion, potentially result in a limitation on our company’s ability to use the Tax Attributes, under the Code, and rules promulgated by the Internal Revenue Service, we may, but are under no obligation to, reduce the exercise by such holder of the basic subscription privilege or the over-subscription privilege to such number of units as we in our sole discretion shall determine to be advisable in order to preserve our ability to use the Tax Attributes.

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Why is Chanticleer conducting this rights offering?

We are conducting this rights offering to raise capital. We will allocate 90%, up to an amount not to exceed $8,000,000, of the proceeds to payment of certain existing debt. The remainder of the proceeds will be used for repayment of unpaid interest and premiums on such debt, for planned store related capital expenditures and for general working capital purposes. We cannot assure you that we will not need to seek additional financing in the future.

How were the $13.50 per unit purchase price and the exercise price of the Series 1 Warrants determined?

The purchase price of the units and exercise price of the Series 1 Warrants offered in this rights offering were determined by our board of directors, taking into account the advice of the dealer-manager, Source Capital Group, Inc., based on a number of factors, including but not limited to: our need for capital, the likely cost of capital from other sources, the price at which our principal stockholders would be willing to purchase our securities, our business prospects, the need to offer securities at a price that would be attractive to our investors and encourage them to participate in the rights offering, the historic and current market price of our common stock, general conditions in the securities market and the difficult market conditions prevailing for the raising of equity capital, our operating history and the liquidity of our common stock. In determining the purchase price, our board did not take into account the anticipated limited liquidity in the potential trading of the Series 1 Warrants, because the board had no way to estimate the probable extent or absence of trading activity in the Series 1 Warrants. We have established the number of shares underlying the Series 1 Warrants by ourselves with the advice of the dealer-manager. The number is not the result of any negotiation between any person and us. The board of directors established the exercise price for 10 shares of common stock to be the surrender of one share of Series 1 Preferred with a stated value of $13.50. The purchase price of the units is not necessarily related to our book value, net worth or any other established criteria of value and may or may not be considered the fair value of the units offered in the rights offering. You should not consider the subscription price of the units or the exercise price of the Series 1 Warrants as any indications of the fair value of our common stock or the securities to be offered in this rights offering. After the date of this prospectus, our common stock may trade at prices above or below these prices. Subscription rights holders should consider the potential lack of liquidity carefully before making a decision to exercise their subscription rights for the units.

Will there be an active trading market for the units?

We intend to use our best efforts to list the units for trading on the Nasdaq Capital Market or quotation on the OTC marketplace. There is no assurance that the units will be traded on the Nasdaq Capital Market or quoted on the OTC marketplace. There will be no holders of units to help establish a trading market other than purchasers in this rights offering. Further, we do not expect to issue any additional units. Consequently, trading of the units may be very limited and possibly non-existent.

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Am I required to exercise any or all of the subscription rights I receive in the rights offering?

No. You may exercise any number of your subscription rights, or you may choose not to exercise any subscription rights at all. Exercising or not exercising your subscription rights will not affect the number of shares of our common stock you own (or have the right to own upon exercise or conversion of other securities). However, if you choose not to exercise your subscription rights, your ownership interest in the company and your voting and other rights may be diluted by other stockholder purchases (to the extent we receive any subscriptions in this rights offering).

How soon must I act to exercise my subscription rights?

The subscription rights may be exercised at any time beginning on [          ], 2016 and prior to the expiration of the subscription period, which is on [          ], 2016, at 5:00 p.m. Eastern time unless the subscription period is extended. If you elect to exercise any rights, the subscription rights agent must actually receive all required documents and payments from you prior to the expiration of the subscription period or such earlier date as may be specified in the subscription documents. Although we have the option of extending the subscription period for a period not to exceed 30 days, we do not intend to do so.

How do I exercise my subscription rights?

To exercise your subscription rights, you must follow the process described in the subscription documents sent to you and also available from the information agent. For assistance you may contact the information agent, [          ], at [          ], [           ] (toll free) or by email at [          ].

If I want to exercise my subscription rights but my shares are held in the name of my broker, dealer, custodian bank or other nominee, what should I do?

You should contact the information agent, [          ], at [           ], [           ] (toll free) or by email at [           ].

What if I attempt to exercise my subscription rights for the units, but I am not a U.S. citizen, or for any other reason the subscription rights agent determines that I am not allowed to subscribe for the units?

If for any reason the subscription rights agent determines that you cannot subscribe for the units, the subscription rights agent will return your subscription funds to you. You may call the information agent, [           ], at [           ], [           ] (toll free) or by email at [           ].

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Who is the subscription rights agent for this offering?

Securities Transfer Corp.

Who is the transfer agent for our Series 1 Preferred, Series 1 Warrants and common stock?

Securities Transfer Corp.

Who is the information agent for this offering?

[           ].

Who is the dealer-manager and/ or placement agent for this offering?

Source Capital Group, Inc.

May I transfer my subscription rights?

No. You may not sell or transfer your subscription rights to anyone.

Are we requiring a minimum subscription to complete the rights offering?

No, we may complete the rights offering regardless of the number of subscription rights that may be exercised.

Are there any conditions to completing the rights offering?

No, but we have the right to cancel or modify the terms of the offering in our sole discretion.

Can our company’s board of directors extend, cancel or amend the rights offering?

Yes. We have the option to extend the rights offering and the period for exercising your subscription rights for a period not to exceed 30 days, at our sole discretion, in which case the offering would continue on a subscriptions first-come, first-serve basis, calculated on a daily basis with the potential for pro-rata allocation of units among participants subscribing on the day, if any, on which the offering becomes oversubscribed. We do not presently intend to extend the rights offering. If we elect to extend the expiration of the rights offering, we will issue a press release announcing such extension no later than 9:00 a.m. Eastern time on the next business day after the most recently announced expiration time of the rights offering. We will extend the duration of the rights offering as required by applicable law or regulation and may choose to extend it if we decide to give investors more time to exercise their subscription rights in the rights offering. If we elect to extend the rights offering for a period of more than 30 days, holders who have subscribed for rights may cancel their subscriptions and receive a refund of all money advanced. Our board of directors may cancel the rights offering at any time in its sole discretion. If the rights offering is cancelled, we will issue a press release notifying stockholders of the cancellation and all subscription payments received by the subscription rights agent will be returned promptly, without interest or penalty.

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Our board of directors also has the right to amend or modify the terms of the rights offering in its sole discretion. If we make any fundamental change to the terms of the rights offering set forth in this prospectus, we will offer persons who have exercised their subscription rights the opportunity to cancel their purchases and the subscription rights agent will refund the funds advanced by each such person and recirculate an updated prospectus. In addition, upon such event, we may extend the expiration date of the rights offering to allow holders of subscription rights ample time to make new investment decisions and for us to recirculate updated documentation. Promptly following any such occurrence, we will issue a press release announcing any changes with respect to the rights offering and the new expiration date. The terms of the rights offering cannot be modified or amended after the expiration date of the rights offering. Although we do not presently intend to do so, we may choose to amend or modify the terms of the rights offering for any reason, including, without limitation, in order to increase participation in the rights offering. Such amendments or modifications may include a change in the purchase price, although we do not currently anticipate any such change.

Has our company’s board of directors made any recommendation to rights holders regarding the rights offering?

No. Neither we nor our board nor the dealer-manager are making any recommendation to rights holders regarding the exercise of subscription rights in the rights offering. You should make an independent investment decision about whether or not to exercise your rights. Rights holders who exercise subscription rights risk the loss of the amount invested. There is currently no public market for our shares of Series 1 Preferred or Series 1 Warrants. Further, although the units are expected to trade on either the Nasdaq Capital Market or the OTC marketplace, there may not be a liquid market or even any purchasers at any price for the units you may purchase in this offering. Please see “Risk Factors” for a discussion of material risks involved in investing in the units.

What will happen if I choose not to exercise my subscription rights?

Whether or not you exercise your subscription rights, the number of shares of our common stock you own (or have the right to own upon exercise or conversion of other securities) will not change. However, if you choose not to exercise your subscription rights, your ownership interest in the company and your voting and other rights may be diluted by other stockholder purchases and subsequent exercises of the Series 1 Warrants (to the extent we receive any subscriptions in this rights offering).

I am not a U.S. citizen or resident. May I exercise my subscription rights in this rights offering?

Persons who are not U.S. citizens or residents may exercise their subscription rights in this rights offering.

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Will I receive a certificate representing my new Series 1 Preferred if I purchase units?

You will have the choice to receive a certificate or to hold your Series 1 Preferred in a brokerage account of your choice.

Will there be a CUSIP number for the units, Series 1 Preferred and Series 1 Warrants?

Yes.

If I exercise some or all of my subscription rights, may I cancel my exercise before the rights offering closes?

No. All exercises of subscription rights are irrevocable, even if you later learn information that you consider to be unfavorable to the exercise of your subscription rights and even if our board of directors extends the rights offering for a period of up to 30 days. However, if we amend the rights offering to allow for an extension of the rights offering for a period of more than 30 days or make a fundamental change to the terms of the rights offering set forth in this prospectus, you may cancel your purchase and receive a refund of any money you have advanced. You should not exercise your subscription rights unless you are certain that you wish to purchase units at the purchase price of $13.50 per unit.

How many shares of the company’s common stock and how many shares of the Series 1 Preferred and Series 1 Warrants will be outstanding after the rights offering?

At the record date, [     ] shares of our common stock were outstanding, and no shares of our Series 1 Preferred or Series 1 Warrants were outstanding. The offering of the Series 1 Preferred and Series 1 Warrants in this offering will have no effect at all initially on the number of shares of our common stock outstanding. The number of shares of our Series 1 Preferred and the Series 1 Warrants that we will issue in this rights offering through the exercise of subscription rights will depend on the number of units that are subscribed for in the rights offering. If the rights offering is fully subscribed, we will issue a total of 1,000,000 units consisting of 1,000,000 shares of Series 1 Preferred and Series 1 Warrants to purchase 10,000,000 shares of our common stock. We do not expect to issue any additional shares of Series 1 Preferred or Series 1 Warrants after this rights offering. Consequently, we expect trading of the units to be limited to what we issue in this offering.

How much will the company receive from the rights offering?

If the offering is fully subscribed for 1,000,000 units, the proceeds of the offering, net of estimated expenses, including dealer-manager fees, will be approximately $[     ]. Please see “Use of Proceeds”.

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Are there material risks in exercising my subscription rights?

Yes, the exercise of your subscription rights involves material risks. Among other things, you should carefully consider each of the risks described under the heading “Risk Factors” in this prospectus and the documents incorporated by reference.

If the rights offering is not completed, will my subscription payment be refunded to me?

Yes, the subscription rights agent will hold all funds it receives in a segregated bank account until completion of the rights offering. If the rights offering is not completed, all subscription payments received by the subscription rights agent will be promptly returned, without interest. If you own your common stock in a brokerage account, it may take longer for you to receive the return of your payment because the subscription rights agent will return your payment through the record holder of your shares of common stock.

Will the subscription rights be listed on a stock exchange or national market?

No, the subscription rights are non-transferable, may not be sold, transferred or assigned by rights holders and will not be listed for trading on any stock exchange or market.

How do I exercise my subscription rights if I live outside the United States?

We will mail this prospectus and the subscription documents to stockholders whose addresses are outside the United States or who have an army post office or foreign post office address. To exercise your subscription rights, you must follow the process described in the subscription documents sent to you and also available from the information agent. For assistance you may contact the information agent, [     ], at [     ], [     ] (toll free) or by email at [     ].

What fees or charges apply if I purchase the units?

We are not charging any fee or sales commission to issue subscription rights to you or to issue the units to you if you exercise your subscription rights. If you exercise your subscription rights through the record holder of your shares, you are responsible for paying any fees your record holder may charge you.

What are the U.S. federal income tax consequences of exercising subscription rights?

For U.S. federal income tax purposes, you generally will not recognize income or loss in connection with the receipt or exercise of subscription rights unless the rights offering is treated as a distribution described in either Section 305(b) or 305(c) of the Code. We believe that the rights offering will not be treated as either such distribution, but certain aspects of that determination are unclear. Our position is not binding on the Internal Revenue Service or the courts, however. You are urged to consult your own tax advisor as to your particular tax consequences resulting from the receipt and exercise of subscription rights and the receipt, ownership and disposition of our Series 1 Preferred and Series 1 Warrants. For further information, please see “Material U.S. Federal Income Tax Consequences to U.S. Holders”.

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If I hold Series 1 Preferred, how will I receive any dividends paid on the Series 1 Preferred?

Dividends declared on the Series 1 Preferred will be paid in cash or in additional shares of Series 1 Preferred and will be paid to the record holders of the Series 1 Preferred.

Who should I contact if I have other questions?

If you have other questions or need assistance, please contact the information agent, [     ], at [     ], [     ] (toll free) or by email at [     ]

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and the risks set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, including, without limitation, the risks described therein related to our growth strategy, our business and the food service industry, together with the other information included or incorporated by reference in this prospectus, before making a decision to invest in our common stock or to exercise your subscription rights to purchase shares of our common stock. If any of these risks actually occur, our business, results of operations and financial condition could suffer. In that case, the market price of our common stock could decline, and you may lose all or part of your investment.

None of our officers, directors or significant stockholders is obligated to exercise their subscription rights and, as a result, the offering may be undersubscribed.

None of our officers, directors or significant stockholders is obligated to participate in this offering. As a result, the offering may be undersubscribed and proceeds may not be sufficient for the use of proceeds we describe in this prospectus.

If we terminate this offering, we will have no obligation other than to promptly return subscription monies.

We may decide, in our discretion and for any reason, or for no reason at all, to cancel or terminate the rights offering at any time prior to the closing date. If this offering is terminated, we will have no obligation with respect to rights that have been exercised except to promptly return, without interest or deduction, the subscription monies deposited with the subscription rights agent. If we terminate this offering, your rights will expire worthless.

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There is no back-stop or standby commitment in place to purchase rights or units that are not purchased in the offering.

There is no back-stop or standby commitment in place to purchase rights or units that are not exercised in the offering. Consequently, there is no assurance that the offering will raise any amount of funds.

The dealer-manager is not underwriting this offering, but may act as a placement agent of the units underlying the rights.

If the rights offering is not fully subscribed following expiration of the rights offering and the 30-day extension, Source Capital Group, Inc., as the dealer-manager for this rights offering, has agreed to use its commercially reasonable efforts to place any unsubscribed units of this rights offering at the subscription price for an additional period of up to 45 days. The number of units that may be sold by us during this period will depend upon the number of units that are subscribed for pursuant to the exercise of subscription rights by our rights holders. No assurance can be given that any unsubscribed units, if available, will be sold during this period. Source Capital Group is not an underwriter of the rights or the units issuable upon exercise of the basic subscription privilege or over-subscription privilege. Under our agreement with the dealer-manager, Source Capital Group, Inc., is solely providing marketing assistance and advice to us in connection with this offering. Its services to us in this connection cannot be construed as any assurance that this offering will be successful. Source Capital Group does not make any recommendation with respect to whether you should exercise the basic subscription privilege or over-subscription privilege, or to otherwise invest in our company.

Your subscription privilege is subject to adjustment and reduction.

If the exercise by a stockholder of the basic subscription privilege or the over-subscription privilege could, as determined by us in our sole discretion, potentially result in a limitation on our ability to use the Tax Attributes, under the Code, and rules promulgated by the Internal Revenue Service, the Company may, but is under no obligation to, reduce the exercise by such stockholder of the basic subscription privilege or the over-subscription privilege as the company in its sole discretion shall determine to be advisable in order to preserve the company’s ability to use the Tax Attributes.

If the rights offering is over-subscribed, in which case the total number of units available in the rights offering will be allocated to participating stockholders on a pro-rata basis, as set forth more fully in this prospectus, then the number of units that each participating stockholder will be eligible to receive will depend upon the total number of subscription rights exercised. All subscriptions are subject to proration.

We do not intend to issue any additional shares of Series 1 Preferred or Series 1 Warrants after this rights offering.

We do not expect to issue any additional shares of Series 1 Preferred or Series 1 Warrants after this rights offering. Consequently, we expect trading of the units to be limited to what we issue in this rights offering.

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Although there may be low or no correlations between the trading prices of the units and our common stock, decreases in the price of our common stock may cause decreases in the trading price of the units.

The trading price of the units may have only a low correlation, and may have no correlation, with the trading price of our common stock. Nevertheless, decreases in the trading price of our common stock, which could occur as the result of developments in our business or from future sales of common stock by us or by holders of the common stock or for other reasons, may cause decreases in the trading price of the units to decline. For example, in the future, we may sell shares of our common stock to raise capital. Such an event may dilute your ownership interest in the company and adversely affect the price of our common stock and, in turn, of the units. In addition, we have reserved shares of our common stock for issuance upon the exercise of stock options, warrants and convertible notes. Any of these events, and any other event that results in sales of a substantial amount of our common stock in the public market, or the perception that any such sales may occur, could reduce the market price of our common stock and, in turn, the trading price of the units. This could also impair our ability to raise additional capital through the sale of our securities. Any of the foregoing events could have a material adverse effect on holders of the units and the trading price of the units.

The Series 1 Preferred will rank senior to our common stock but junior to all of our existing and future indebtedness in the event of a liquidation, winding up or dissolution of our business.

In the event of our liquidation, winding up or dissolution, our assets would be available to make payments to holders of our Series 1 Preferred only after all of our liabilities have been paid. In the event of our bankruptcy, liquidation or winding up, there may not be sufficient assets remaining, after paying our and our subsidiaries’ liabilities, to pay any amounts to the holders of our Series 1 Preferred then outstanding.

Purchasers of the units may be adversely affected by our issuance of any subsequent series of preferred stock.

The terms of the Series 1 Preferred do not restrict our ability to offer one or more additional new series of preferred stock, any or all of which may rank equally with or have preferences over our Series 1 Preferred as to dividend payments, voting rights, rights upon liquidation or other types of rights. We would have no obligation to consider the specific interests of the holders of the Series 1 Preferred in creating any such new series of preferred stock or engaging in any such offering or transaction. Our creation of any new series of preferred stock or our engaging in any such offering or transaction could have a material adverse effect on holders of the Series 1 Preferred.

Your subscription privilege, including your basic subscription privilege, is subject to adjustment and reduction.

If the rights offering is over-subscribed, in which case the total number of units available in the rights offering will be allocated to participating rights holders on a pro-rata basis, as set forth more fully in this prospectus, then the number of units that each participating stockholder will be eligible to receive will depend upon the number of subscription rights exercised by the stockholder and the total number of subscription rights exercised. All subscriptions, including the basic subscription privilege and over-subscription privilege, are subject to proration. If any proration is necessary, subscriptions for the units will be prorated.

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In addition, if the exercise by a rights holder of the basic subscription privilege or the over-subscription privilege could, as determined by the company in its sole discretion, potentially result in a limitation on the company’s ability to use the Tax Attributes under the Code, and rules promulgated by the Internal Revenue Service, the company may, but is under no obligation to, reduce the exercise by such stockholder of the basic subscription privilege or the over-subscription privilege to such number of units as the company in its sole discretion shall determine to be advisable in order to preserve the company’s ability to use the Tax Attributes.

Your rights as a Series 1 Preferred stockholder are primarily those set forth in the terms of the Series 1 Preferred, and our board may prefer the interests of the common stockholders if they differ from those of the Series 1 Preferred stockholders.

The special contractual preferences of the Series 1 Preferred are primarily governed by the principles of contract law, rather than being fiduciary in nature. While our board of directors has fiduciary duties to the holders of the Series 1 Preferred to the extent those holders share rights with the common stockholders, if there is a divergence of interests between the holders of the Series 1 Preferred stock and common stock, it will generally be the duty of our board to prefer the interests of the common stockholders to those of the preferred stockholders.

Management may choose to pay dividends on the Series 1 Preferred in cash or in registered common shares. The Company’s election to pay in either cash or in common shares may or may not align with your interests at a particular dividend payment date, or the Company may be forced to use either cash or common shares at suboptimal times depending on various factors.

Payment in common shares could increase your exposure to the Company’s common equity and your ability to liquidate shares received from dividend payments may be impacted by various factors affecting our common share price and trading volume which are inherently unpredictable. In addition, if the Company were to have insufficient authorized common shares to make dividend payments in common shares, it could be forced to utilize cash for dividend payments even at times when the Company’s interest would be served by paying in shares. Conversely, if the Company were to have insufficient cash on hand to make dividend payments in cash, it could be forced to utilize common shares for dividend payments even at times when the Company’s interest would be served by paying in cash.

Because our management will have broad discretion over the use of proceeds from the rights offering reserved for working capital, you may not agree with how we use the proceeds, and we may not invest the proceeds successfully.

We will allocate 90%, up to an amount not to exceed $8,000,000, of the proceeds to payment of certain existing debt. The remainder of the proceeds will be used for repayment of unpaid interest and premiums on such debt, for planned store related capital expenditures and for general working capital purposes. We cannot assure you that we will not need to seek additional financing in the future. We will retain broad discretion of the use of proceeds earmarked for working capital. You will be relying on the judgment of our management with regard to the use of such proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. It is possible that the proceeds will be invested in a way that does not yield a favorable, or any, return for the company.

Completion of this offering is not subject to us raising a minimum offering amount and therefore proceeds may be insufficient to meet our objectives, thereby increasing the risk to investors in this offering.

Completion of this offering is not subject to us raising a minimum offering amount. As such, proceeds from this rights offering may not be sufficient to meet the objectives we state in this prospectus or other corporate milestones that we may set. Investors should not rely on the success of this offering to address our need for funding. If we fail to raise capital by the end of December 2016, we would expect to have to significantly decrease our growth plans and operating expenses, which will curtail the progress of our business.

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The subscription rights are not transferable and there is no market for the subscription rights.

You may not sell, transfer or assign your subscription rights. The subscription rights are only transferable by operation of law. Because the subscription rights are non-transferable, there is no market or other means for you to directly realize any value associated with the subscription rights. You must exercise the subscription rights to realize any value that may be embedded in the subscription rights.

If you do not act on a timely basis and follow subscription instructions, your exercise of rights may be rejected.

Holders of shares of common stock who desire to purchase shares of our common stock in this offering must act on a timely basis to ensure that all required forms and payments are actually received by the subscription agent prior to 5:00 p.m. Eastern time on the expiration date, unless extended. If you are a beneficial owner of shares of common stock and you wish to exercise your rights, you must act promptly to ensure that your broker, dealer, custodian bank, trustee or other nominee acts for you and that all required forms and payments are actually received by your broker, dealer, custodian bank, trustee or other nominee in sufficient time to deliver such forms and payments to the subscription agent to exercise the rights granted in this offering that you beneficially own prior to 5:00 p.m. Eastern time on the expiration date, as may be extended. We will not be responsible if your broker, dealer, custodian bank, trustee or other nominee fails to ensure that all required forms and payments are actually received by the subscription agent prior to 5:00 p.m. Eastern time on the expiration date, as may be extended.

If you fail to complete and sign the required subscription forms, send an incorrect payment amount, or otherwise fail to follow the subscription procedures that apply to your exercise in this offering, the subscription agent may, depending on the circumstances, reject your subscription or accept it only to the extent of the payment received. Neither we nor the subscription agent undertakes to contact you concerning an incomplete or incorrect subscription form or payment, nor are we under any obligation to correct such forms or payment. We have the sole discretion to determine whether a subscription exercise properly follows the subscription procedures.

If you make payment of the subscription price by uncertified check, your check may not clear in sufficient time to enable you to purchase shares in this rights offering.

Any uncertified check used to pay for shares to be issued in this rights offering must clear prior to the expiration date of this rights offering, and the clearing process may require five or more business days. If you choose to exercise your subscription rights, in whole or in part, and to pay for shares by uncertified check and your check has not cleared prior to the expiration date of this rights offering, you will not have satisfied the conditions to exercise your subscription rights and will not receive the shares you wish to purchase.

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The tax treatment of the rights offering is somewhat uncertain and it may be treated as a taxable event to our stockholders.

If the rights offering is deemed to be part of a “disproportionate distribution” under section 305 of the Internal Revenue Code, our stockholders may recognize taxable income for U.S. federal income tax purposes in connection with the receipt of subscription rights in the rights offering depending on our current and accumulated earnings and profits and our stockholders’ tax basis in our common stock. A “disproportionate distribution” is a distribution or a series of distributions, including deemed distributions, that has the effect of the receipt of cash or other property by some stockholders or holders of debt instruments convertible into stock and an increase in the proportionate interest of other stockholders in a company’s assets or earnings and profits. It is unclear whether the fact that we have outstanding options and certain other equity-based awards could cause the receipt of subscription rights to be part of a disproportionate distribution. Please see “Material U.S. Federal Income Tax Consequences” for further information on the treatment of the rights offering.

The rights offering could impair or limit our net operating loss carry forwards.

As of December 31, 2015, we had net operating loss (which we refer to as “NOL”) carryforwards of approximately $[ ] million for U.S. federal income tax purposes. Under the Internal Revenue Code, an “ownership change” with respect to a corporation can significantly limit the amount of pre-ownership change NOLs and certain other tax assets that the corporation may utilize after the ownership change to offset future taxable income, possibly reducing the amount of cash available to the corporation to satisfy its obligations. An ownership change generally should occur if the aggregate stock ownership of holders of at least 5% of our stock increases by more than 50 percentage points over the preceding three-year period. The purchase of shares of our common stock pursuant to the rights offering may trigger an ownership change with respect to our stock.

We may amend or modify the terms of the rights offering at any time prior to the expiration of the rights offering in our sole discretion.

Our board of directors reserves the right to amend or modify the terms of the rights offering in its sole discretion. Although we do not presently intend to do so, we may choose to amend or modify the terms of the rights offering for any reason, including, without limitation, in order to increase participation in the rights offering. Such amendments or modifications may include a change in the subscription price, although no such change is presently contemplated. If we should make any fundamental changes to the terms of the rights offering set forth in this prospectus, we will file a post-effective amendment to the registration statement in which this prospectus is included, offer potential purchasers who have subscribed for rights the opportunity to cancel such subscriptions and issue a refund of any subscription payments advanced by such stockholder and recirculate an updated prospectus after the post-effective amendment is declared effective by the SEC. In addition, upon such event, we may extend the expiration date of the rights offering to allow holders of rights ample time to make new investment decisions and for us to recirculate updated documentation. Promptly following any such occurrence, we will issue a press release announcing any changes with respect to the rights offering and the new expiration date. The terms of the rights offering cannot be modified or amended after the expiration date of the rights offering.

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RISKS RELATED TO OUR BUSINESS

We are in default under notes payable in the amount of $5,856,073 due to the appointment of an administrator over the Australia Hooters entities in the third quarter of 2015.

We are in default under notes payable in the amount of $5,856,073 due to the appointment of an administrator over the Australia Hooters entities in the third quarter of 2015. These notes are deemed accelerated until such time as we are able to renegotiate the terms or obtain a waiver of the default. To date the note holders have given no indication that they intend to enforce acceleration of the various notes. However, our inability to renegotiate the terms of these notes or obtain a waiver and action by the note holders to collect on the accelerated notes could adversely affect our growth and our operating results.

We have $9.6 million in notes and convertible debt obligations, which could potentially be called for payment within the next twelve months. Our current operations are contingent upon successfully obtaining additional financing in the near future, and failure to obtain financing will adversely affect our growth and operating results

If capital is not available, we may then need to scale back or freeze our organic growth plans, reduce general and administrative expenses, and/or curtail future acquisition plans to manage our liquidity and capital resources. We may also not be able refinance or otherwise extend or repay our current obligations of $9.6 million, or continue to operate as a going concern.

We have not been profitable to date and expect our operating losses to continue for the foreseeable future; we may never be profitable.

We have incurred operating losses and generated negative cash flows since our inception and have financed our operations principally through equity investments and borrowings. At this time, our ability to generate sufficient revenues to fund operations is uncertain. For the fiscal year ended December 31, 2015, we had net revenue of $42.4 million and incurred a net loss of $14.5 million. Our total accumulated deficit through December 31, 2015 was $33 million. In addition we incurred a loss from continuing operations of $1.5 million during the six months ended June 30, 2016.

As a result of our brief operating history, revenue is difficult to predict with certainty. Current and projected expense levels are based largely on estimates of future revenue. We expect expenses to increase in the future as we expand our activities. We cannot assure you that we will be profitable in the future. Accordingly, the extent of our future losses and the time required to achieve profitability, if ever, is uncertain. Failure to achieve profitability could materially and adversely affect the value of our Company and our ability to effect additional financings. The success of the business depends on our ability to increase revenues to offset expenses. If our revenues fall short of projections, our business, financial condition and operating results will be materially adversely affected.

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Our financial statements have been prepared assuming a going concern.

Our independent registered public accounting firm has expressed substantial doubt about our ability to continue as a going concern. Our financial statements as of December 31, 2015, were prepared under the assumption that we will continue as a going concern for the next twelve months. Our independent registered public accounting firm has issued a report that includes an explanatory paragraph referring to our losses from operations and expressing substantial doubt in our ability to continue as a going concern without additional capital becoming available. Our ability to continue as a going concern is dependent upon our ability to obtain additional financing, obtain further operating efficiencies, reduce expenditures and ultimately, create profitable operations. Such financings may not be available or may not be available on reasonable terms. Our financial statements do not include adjustments that result from the outcome of this uncertainty.

There may be future sales or other dilution of our equity, which may adversely affect the market price of our common stock.

We are not restricted from issuing additional shares of common stock, including any securities that are convertible into or exchangeable for, or that represent the right to receive, shares of common stock, as well as any shares of common stock that may be issued pursuant to our shareholder rights plan. The market price of our common stock could decline as a result of sales of our common stock made after this offering or the perception that such sales could occur.

We may issue and sell additional shares of our common stock in private placements or registered offerings in the future. We also may conduct additional rights offerings in the future pursuant to which we may issue shares of our common stock.

Provisions in our certificate of incorporation, our bylaws and Delaware law could make it more difficult for a third party to acquire us, discourage a takeover and adversely affect existing stockholders.

Our certificate of incorporation, our bylaws, and the Delaware General Corporation Law contain provisions that may have the effect of making more difficult, delaying, or deterring attempts by others to obtain control of our company, even when these attempts may be in the best interests of stockholders. These include provisions on our maintaining a classified board of directors and limiting the stockholders’ powers to remove directors or take action by written consent instead of at a stockholders’ meeting. Our certificate of incorporation also authorizes our board of directors, without stockholder approval, to issue one or more series of preferred stock, which could have voting and conversion rights that adversely affect or dilute the voting power of the holders of our common stock. Delaware law also imposes conditions on certain business combination transactions with “interested stockholders”.

These provisions and others that could be adopted in the future could deter unsolicited takeovers or delay or prevent changes in our control or management, including transactions in which stockholders might otherwise receive a premium for their shares over then-current market prices. These provisions may also limit the ability of stockholders to approve transactions that they may deem to be in their best interests.

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We are not in compliance with The Nasdaq Capital Market’s bid price rule and may be required to complete a reverse stock split in order to regain compliance or face delisting.

The Nasdaq Listing Qualifications Department notified us on February 18, 2016 that, based on the previous 30 consecutive business days, our common stock no longer met the minimum $1 bid price per share requirement. Therefore, in accordance with The Nasdaq Stock Market’s Listing Rules, we were provided 180 calendar days, or until August 16, 2016, to regain compliance. We did not regained compliance with The Nasdaq Capital Market’s bid price rule within the specified period. Since Chanticleer meets all of the other applicable standards for initial listing on the Nasdaq Capital Market and has provided the Nasdaq Listing Qualifications Department with a representation that, if necessary, we intend to cure the defect by effecting a reverse stock split during the compliance period, we has been granted an additional 180 calendar days through February 13, 2017 to regain compliance with the bid price rule. If at any time during this additional time period the closing bid price of our common stock is at least $1 per share for a minimum of 10 consecutive business days, or if we complete a reverse split by January 30, 2017, we will have regained compliance.

If the Company effects a reverse stock split, the number of shares underlying the Series 1 Preferred Warrants will be proportionately reduced.

A reverse stock split will proportionately reduce the number of shares of common stock that are issuable upon exercise of the Series 1 Warrants. For example, if we effect a 2:1 reverse stock split, the Series 1 Warrants will be exercisable for five shares of our common stock at $2.70 per share instead of 10 shares at $3.50 per share.

The uncertainty surrounding the implementation and effect of Brexit may impact our UK operations.

The uncertainty surrounding the implementation and effect of Brexit, including the commencement of the exit negotiation period, the terms and conditions of such exit, the uncertainty in relation to the legal and regulatory framework that would apply to the UK and its relationship with the remaining members of the EU (including, in relation to trade) during a withdrawal process and after any Brexit is effected, has caused and is likely to cause increased economic volatility and market uncertainty globally. It is too early to ascertain the long term effects. To date, the only measurable impact is attributable to the decline in the pound sterling as measured against the U.S. dollar.

Negative publicity could reduce sales at some or all of our restaurants.

We may, from time to time, be faced with negative publicity relating to food quality and integrity, the safety, sanitation and welfare of our restaurant facilities, customer complaints or litigation alleging illness or injury, health inspection scores, integrity of our or our suppliers’ food processing and other policies, practices and procedures, employee relationships and welfare or other matters at one or more of our restaurants. Negative publicity may adversely affect us, regardless of whether the allegations are valid or whether we are held to be responsible. The risk of negative publicity is particularly great with respect to our franchised restaurants because we are limited in the manner in which we can regulate them, especially on a real-time basis and negative publicity from our franchised restaurants may also significantly impact company-operated restaurants. A similar risk exists with respect to food service businesses unrelated to us, if customers mistakenly associate such unrelated businesses with our operations. Employee claims against us based on, among other things, wage and hour violations, discrimination, harassment or wrongful termination may also create not only legal and financial liability but negative publicity that could adversely affect us and divert our financial and management resources that would otherwise be used to benefit the future performance of our operations. These types of employee claims could also be asserted against us, on a co-employer theory, by employees of our franchisees. A significant increase in the number of these claims or an increase in the number of successful claims could materially adversely affect our business, financial condition, results of operations and cash flows.

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The interests of our franchisees may conflict with ours or yours in the future and we could face liability from our franchisees or related to our relationship with our franchisees.

Franchisees, as independent business operators, may from time to time disagree with us and our strategies regarding the business or our interpretation of our respective rights and obligations under the franchise agreement and the terms and conditions of the franchisee/franchisor relationship or have interests adverse to ours. This may lead to disputes with our franchisees and we expect such disputes to occur from time to time in the future as we continue to offer franchises. Such disputes may result in legal action against us. To the extent we have such disputes, the attention, time and financial resources of our management and our franchisees will be diverted from our restaurants, which could have a material adverse effect on our business, financial condition, results of operations and cash flows even if we have a successful outcome in the dispute.

In addition, various state and federal laws govern our relationship with our franchisees and our potential sale of a franchise. A franchisee and/or a government agency may bring legal action against us based on the franchisee/franchisor relationships that could result in the award of damages to franchisees and/or the imposition of fines or other penalties against us.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements, within the meaning of the Federal securities laws, which involve substantial risks and uncertainties. Any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words “outlook,” “believes,” “plans,” “intends,” “expects,” “goals,” “potential,” “continues,” “may,” “should,” “seeks,” “will,” “would,” “approximately,” “predicts,” “estimates,” “anticipates” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these words. You should read statements that contain these words carefully because they discuss our plans, strategies, prospects and expectations concerning our business, operating results, financial condition and other similar matters. We believe that it is important to communicate our future expectations to our investors. There will be events in the future, however, that we are not able to predict accurately or control. The factors listed under “Risk Factors” in this prospectus and in any documents incorporated by reference into this prospectus as well as any cautionary language in this prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Such risks and uncertainties include, among other things, risks and uncertainties related to:

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●	Operating losses may continue for the foreseeable future; we may never be profitable;

●	Inherent risks in expansion of operations, including our ability to acquire additional territories, generate profits from new restaurants, find suitable sites and develop and construct locations in a timely and cost-effective way;

●	Inherent risks associated with acquiring and starting new restaurant concepts and store locations;

●	General risk factors affecting the restaurant industry, including current economic climate, costs of labor and food prices;

●	Intensive competition in our industry and competition with national, regional chains and independent restaurant operators;

●	Our rights to operate and franchise the Hooters-branded restaurants are dependent on the Hooters’ franchise agreements;

●	We do not have full operational control over the businesses of our franchise partners or operations where we hold less 100% ownership;

●	Failure to protect our intellectual property rights, including the brand image of our restaurants;

●	Our business has been adversely affected by declines in discretionary spending and may be affected by changes in consumer preferences;

●	Increases in costs, including food, labor and energy prices;

●	Our business and the growth of our Company is dependent on the skills and expertise of management and key personnel;

●	Constraints could affect our ability to maintain competitive cost structure, including but not limited to labor constraints;

●	Work stoppages at our restaurants or supplier facilities or other interruptions of production;

●	Our food service business and the restaurant industry are subject to extensive government regulation;

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●	We may be subject to significant foreign currency exchange controls in certain countries in which we operate;

●	Inherent risk in foreign operations and currency fluctuations;

●	Unusual expenses associated with our expansion into international markets;

●	The risks associated with leasing space subject to long-term non-cancelable leases;

●	We may not attain our target development goals and aggressive development could cannibalize existing sales;

●	Current conditions in the global financial markets and the distressed economy;

●	A decline in market share or failure to achieve growth;

●	Negative publicity about the ingredients we use or the potential occurrence of food-borne illnesses or other problems at our restaurants;

●	Breaches of security of confidential consumer information related to our electronic processing of credit and debit card transactions;

●	Unusual or significant litigation governmental investigations or adverse publicity or otherwise;

●	Our debt financing agreements expose us to interest rate risks, contain obligations that may limit the flexibility of our operations, and may limit our ability to raise additional capital;

●	Adverse effects on our results from a decrease in or cessation or claw back of government incentives related to investments; and

●	Adverse effects on our operations resulting from certain geo-political or other events.

Before you invest in our securities, you should be aware that the occurrence of the events described in these risk factors and elsewhere in this prospectus under the heading “Risk Factors”. and in any documents incorporated by reference into this prospectus could have a material adverse effect on our business, results of operations and financial position. Any forward-looking statement made by us in this prospectus speaks only as of the date on which we make it. Factors or events that could cause our actual results to differ will emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. You are advised to consult any further disclosures we make on related subjects in the reports we file with the SEC pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (or the “Exchange Act”).

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USE OF PROCEEDS

Assuming full participation in the rights offering, we estimate that the net proceeds from the rights offering will be approximately $12,295,000 after deducting expenses related to this offering payable by us estimated at approximately $1,205,000, including dealer-manager fees.

We agreed to allocate 90%, up to an amount not to exceed $8,000,000, of the proceeds of this offering to payment of certain existing debt.

Of the allocated financing proceeds, up to $5,000,000 will be paid to Florida Mezzanine Fund, LLP (“Florida Mezz”) to be applied toward our obligation in the aggregate amount, including accrued and unpaid interest, of $5,275,000, plus premiums. As a premium, we agreed to pay Florida Mezz a fee equal to five percent (5%) of the outstanding principal balance of the obligation after the application of the financing proceeds, if any, on the earlier of the date of payment of the financing proceeds or December 31, 2016.

Of the allocated proceeds, up to $3,000,000 will be paid to the holders of our 6% Secured Subordinate Convertible Notes in the aggregate amount of $3,150,000, including accrued and unpaid interest.

The remainder of the proceeds will be used for repayment of unpaid interest and premiums on such debt, for planned store related capital expenditures and for general working capital purposes.

We will retain broad discretion of the use of proceeds reserved for working capital. You will be relying on the judgment of our management with regard to the use of such proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. It is possible that the proceeds will be invested in a way that does not yield a favorable, or any, return for the company.

If we fail to raise capital by the end of December 2016, we would expect to have to significantly decrease our growth plans and operating expenses, which will curtail the progress of our business.

The table below sets forth the breakdown of the use of proceeds from the rights offering, in order of priority and assuming full participation in the rights offering:

Repayment of Florida Mezz Note	$5,000,000
Repayment of 6% Secured Subordinate Convertible notes	$3,000,000
Unpaid Interest and Premiums	$425,000
Store Related Capital Expenditures	$1,450,000
Working Capital	$2,420,000
TOTAL	$12,295,000

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CAPITALIZATION

The following table sets forth our short-term debt and consolidated capitalization as of June 30, 2016 and our consolidated capitalization as adjusted to give effect to:

●	the issuance of the units offered pursuant to this prospectus, assuming the sale of 1,000,000 units at $13.50 per unit and no exercise of the Series 1 Warrants; and

●	the use of the net proceeds from this offering as described under “Use of Proceeds” in this prospectus.

You should read this table in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Quarterly Report on Form 10Q for the quarterly period ended June 30, 2016, which is incorporated herein by reference and our historical financial statements and notes to those financial statements that are incorporated by reference in this prospectus.

We are unable to predict the actual level of participation in the offerings.

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	As of June 30, 2016
	As Reported	Pro Forma
Cash	$983	$4,853
LONG TERM LIABILITIES
Convertible notes payable, net of discount of $274 and $191, respectively	3,451	534
Capital leases payable, less current maturities	34	34
Notes payable, net of discount of $86 and $0 respectively	6,492	1,578
TOTAL LONG-TERM LIABILITIES	9,977	2,146

Preferred stock: no par value; authorized 5,000,000 shares; 0 and 1 million shares issued and outstanding, respectively	-	13,500

Stockholders' equity:
Common stock: $0.0001 par value; authorized 45,000,000 shares; issued and outstanding 21,957,147	2,196	2,196
Additional paid in capital	55,739	55,739
Other comprehensive income (loss)	(1,163)	(1,163)
Non-controlling interest	510	510
Accumulated deficit	(39,627)	(40,472)
TOTAL STOCKHOLDERS' EQUITY	17,656	16,811
TOTAL CAPITALIZATION	$27,633	$32,457

THE RIGHTS OFFERING

The Subscription Rights

We are distributing, at no charge, to holders of our common stock and holders of our public warrants, non-transferable subscription rights to purchase up to an aggregate of 1,000,000 units consisting of shares of our Series 1 Preferred Stock, stated value $13.50 per share, and Series 1 Warrants to purchase shares of our common stock, par value $0.0001 per share. Each subscription right will entitle you, subject to proration as described herein, to purchase one unit consisting of one share of our Series 1 Preferred and a warrant to purchase 10 shares of our common stock, at a subscription price of $13.50 per unit.

Each holder of record of our common stock as of the record date for the rights offering will receive one subscription right for every share of our common stock and publicly traded warrant owned by such holder as of 5:00 p.m. Eastern time on the record date.

Each subscription right will entitle the holder to a basic subscription privilege and an over-subscription privilege, which are described below. The basic subscription privilege and the over-subscription privilege are both subject to proration. If all the rights were exercised, all subscription rights holders would be subject to proration of their basic subscription privilege, and each subscription rights holder would be entitled to purchase a total number of units of approximately [ ]% of the number of subscription rights held by such subscription rights holder. If any proration is necessary, subscriptions for the units will be prorated.

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Basic Subscription Privilege

The basic subscription privilege of each subscription right gives our rights holders of record as of the record date the opportunity to purchase one unit consisting of one share of our Series 1 Preferred and a Series 1 Warrant to purchase 10 shares of our common stock, from the date of issuance through its expiration seven years from the date of issuance, at a subscription price of $13.50 per unit, subject to proration. We have granted to each rights holder of record as of 5:00 p.m. Eastern time on the record date, one subscription right for every share of our common stock and every publicly traded warrant owned by such stockholder at that time. For example, if you owned 1,000 shares of our common stock as of 5:00 p.m. Eastern time on the record date and 50 public warrants, you would receive 1,050 subscription rights and would have the right to purchase 1,050 units, for $13.50 per unit, with your basic subscription privilege plus an unlimited over-subscription privilege, in each case subject to proration as described herein. You may exercise the basic subscription privilege of any number of your subscription rights, or you may choose not to exercise any subscription rights. If you do not exercise your basic subscription privilege in full, you will not be entitled to purchase any units under your over-subscription privilege.

If you hold your shares or public warrants in the name of a broker, custodian bank, dealer or other nominee who uses the services of the Depository Trust Company, or DTC, DTC will issue one subscription right to the nominee for every shares of our common stock and publicly traded warrant you own at the record date. The basic subscription privilege of each subscription right can then be used to purchase one unit for $13.50 per unit, subject to proration.

If an insufficient number of units is available to fully satisfy all basic subscription privilege requests, we will allocate the available units pro-rata among those stockholders exercising their basic subscription privilege in proportion to the product (rounded down to the nearest whole number so that the aggregate number of units does not exceed the aggregate number offered) obtained by multiplying the number of units such stockholder subscribed for under the basic subscription privilege by a fraction (A) the numerator of which is 1,000,000 and (B) the denominator of which is the total number of units sought to be subscribed for under the basic subscription privilege by all holders exercising their basic subscription privilege. All subscriptions, including subscriptions pursuant to the basic subscription privilege, will be subject to proration. The subscription rights agent will notify subscription rights holders of the number of units allocated to each holder exercising the basic subscription privilege as promptly as may be practicable after the allocations are completed.

Any excess subscription payments received by the subscription rights agent will be promptly returned, without interest.

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Over-Subscription Privilege

The over-subscription privilege provides each stockholder that fully exercises all of such holder’s basic subscription privilege the opportunity to purchase the units that are not purchased by other stockholders. If you fully exercise your basic subscription privilege, the over-subscription privilege entitles you to subscribe for additional units unclaimed by other holders of subscription rights in this offering at the same subscription price per unit. If an insufficient number of units is available to fully satisfy all over-subscription privilege requests, we will allocate the available units, pro-rata among those stockholders exercising their over-subscription privilege in proportion to the product (rounded down to the nearest whole number so that the subscription price multiplied by the aggregate number of units does not exceed the aggregate offering amount) obtained by multiplying the number of units such stockholder subscribed for pursuant to the over-subscription privilege by a fraction (A) the numerator of which is the number of unsubscribed units and (B) the denominator of which is the total number of units sought to be subscribed for pursuant to the over-subscription privilege by all holders participating in such over-subscription. The subscription rights agent will notify subscription rights holders of the number of units, if any, allocated to each holder exercising the over-subscription privilege as promptly as may be practicable after the allocations are completed.

To properly exercise your over-subscription privilege, you must deliver the subscription payment related to your over-subscription privilege prior to the expiration of the subscription period. Because we will not know the total number of unsubscribed units prior to the expiration of the rights offering, if you wish to maximize the number of units you purchase pursuant to your over-subscription privilege, you will need to deliver payment in an amount equal to the aggregate subscription price for the maximum number of units available to you, assuming that no stockholder other than you has purchased any units pursuant to its basic subscription privilege and over-subscription privilege.

There may not be sufficient units available to purchase the number of units issuable upon the exercise of your basic subscription privilege or your over-subscription privilege. We will only honor over-subscription privileges to the extent sufficient unsubscribed units are available following the exercise of subscription rights under the basic subscription privilege. We will not issue more than 1,000,000 units, consisting in the aggregate of 1,000,000 shares of Series 1 Preferred and Series 1 Warrants to purchase up to 10,000,000 shares of common stock.

To the extent the aggregate subscription available to you pursuant to the subscription privileges is less than the amount you actually paid in connection with the exercise of the subscription privileges, you will be allocated only the number of unsubscribed units available to you promptly after the expiration of the rights offering.

To the extent the amount you actually paid in connection with the exercise of the subscription privileges is less than the aggregate subscription price of the maximum number of units available to you, you will be allocated the number of units for which you actually paid in connection with the privilege.

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Any excess subscription payments received by the subscription rights agent will be promptly returned, without interest.

Limitation on Exercise of Basic Subscription Privilege and Over-Subscription Privilege

If the rights offering is over-subscribed, in which case the total number of units available in the rights offering will be allocated to participating rights holders on a pro-rata basis, as set forth more fully in this prospectus, then the number of units that each participating rights holder will be eligible to receive will depend upon the number of subscription rights exercised by the stockholder and the total number of subscription rights exercised. All subscriptions, including the basic subscription privilege, are subject to proration. If any proration is necessary, subscriptions for units will be prorated.

If the exercise by a rights holder of the basic subscription privilege or the over-subscription privilege could, as determined by us in our sole discretion, potentially result in a limitation on our company’s ability to use the Tax Attributes, under the Code and rules promulgated by the Internal Revenue Service, we may, but are under no obligation to, reduce the exercise by such stockholder of the basic subscription privilege or the over-subscription privilege to such number of units as we in our sole discretion shall determine to be advisable in order to preserve our company’s ability to use the Tax Attributes.

Allocations

The subscription rights agent will perform the allocations of the units in this offering. The subscription rights agent will notify rights holders who validly exercise their subscription rights the number of units allocated to each as promptly as may be practicable after completion of the allocation process.

Reasons for the Rights Offering

We are conducting this rights offering to raise capital. We will allocate 90%, up to an amount not to exceed $8,000,000, of the proceeds to payment of certain existing debt. The remainder of the proceeds will be used for repayment of unpaid interest and premiums on such debt, for planned store related capital expenditures and for general working capital purposes. We cannot assure you that we will not need to seek additional financing in the future.

Method of Exercising Subscription Rights

To exercise your subscription rights, you must follow the process described in the subscription documents sent to you and also available from the information agent. For assistance you may contact the information agent, [      ], at [      ], [      ] (toll free) or by email at [      ].

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The exercise of subscription rights will be irrevocable and may not be cancelled or modified, even if the rights offering is extended by our board of directors, unless we amend the subscription period to extend it by more than 30 days or make a fundamental change to the terms of the rights offering set forth in this prospectus. In any such case, you may cancel your subscription and receive a refund of any money you have advanced. You may exercise your subscription rights as follows:

Subscription By Registered Holder with U.S. or Canadian Address

To exercise your subscription right to buy units, you must (a) properly complete the subscription process as set forth in the subscription documents and (b) submit payment for all the subscription rights you elect to exercise under the basic subscription privilege and over-subscription privilege, to the subscription rights agent, Securities Transfer Corp., at the address set forth on the subscription documents prior to 5:00 p.m. Eastern time on [      ], 2016, the expiration date of the rights offering. If the mail is used to forward subscription documents and/or a certified or bank check, it is recommended that insured, registered mail be used. Once you exercise your subscription rights, you cannot revoke your exercise. In addition, since we may terminate or withdraw the rights offering at our discretion, your participation in the rights offering is not assured.

Subscription By DTC Participants

Banks, trust companies, securities dealers and brokers that hold our equity securities or warrants therefor as nominee for more than one beneficial owner may, upon proper showing to the subscription rights agent, exercise their subscription privileges on the same basis as if the beneficial owners were record holders on the record date through the Depository Trust Company (the “DTC”). The DTC will issue one basic subscription privilege to purchase one unit to you for every share of our common stock and each publicly traded warrant that is held by you or is issuable to you as of the record date. Each basic subscription privilege can then be used to purchase one unit for $13.50 per unit. You may exercise these subscription privileges through DTC’s PSOP Function and instructing DTC to charge your applicable DTC account for the subscription payment for the units and deliver such amount to the subscription rights agent. DTC must receive the subscription instructions and payment for the units by the expiration date of the rights offering.

Subscription by Beneficial Owners

If you are a beneficial owner of our equity securities or warrants therefor that are registered in the name of a broker, custodian bank or other nominee, or if you hold common stock certificates and would prefer to have an institution conduct the transaction relating to the subscription rights on your behalf, you should instruct your broker, custodian bank or other nominee or institution to exercise your subscription rights and deliver all documents and payment on your behalf prior to 5:00 p.m. Eastern time on the expiration date of this rights offering. Your subscription rights will not be considered exercised unless the subscription rights agent receives from you, your broker, custodian, nominee or institution, as the case may be, all of the required documents and your full subscription price payment prior to 5:00 p.m. Eastern time on the expiration date of the rights offering.

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Payment Method

Payments must be made in full in U.S. currency by personal check, certified check or bank draft, or by wire transfer, and payable to _______. You must timely pay the full subscription payment, including payment for the over-subscription privilege, if applicable, for the full number of units you wish to acquire pursuant to the exercise of subscription rights by delivering a:

●	certified or personal check drawn against a U.S. bank payable to Securities Transfer Corp., the subscription rights agent;

●	U.S. Postal money order payable to Securities Transfer Corp.; or

●	wire transfer of immediately available funds to the subscription account maintained by Securities Transfer Corp., as subscription rights agent, at _________; ABA # ______; Acct # ______; Reference: ______

Any personal check used to pay for units must clear the appropriate financial institutions prior to the expiration date of the rights offering. The clearinghouse may require five or more business days. Accordingly, stockholders who wish to pay the subscription price by means of an uncertified personal check are urged to make payment sufficiently in advance of the expiration date to ensure such payment is received and clears by such date. Subscription documents received after that time will not be honored, and we will return your payment to you, without interest or deduction.

The subscription rights agent will be deemed to receive payment upon:

●	clearance of any uncertified check deposited by the subscription rights agent; or

●	receipt by the subscription rights agent of any certified check bank draft drawn upon a U.S. bank.

You should read the instruction letter accompanying the subscription documents carefully and strictly follow it. DO NOT SEND SUBSCRIPTION DOCUMENTS OR PAYMENTS TO US. We will not consider your subscription received until the subscription rights agent has received delivery of a properly completed and duly executed subscription documents and payment of the full subscription amount. The risk of delivery of all documents and payments is on you or your nominee, not us or the subscription rights agent.

Unless a subscription document provides that the units are to be delivered to the record holder of such subscription rights or such document is submitted for the account of a bank or a broker, signatures on such subscription document must be guaranteed by an “Eligible Guarantor Institution,” as such term is defined in Rule 17Ad-15 of the Securities Exchange Act of 1934, as amended, subject to any standards and procedures adopted by the subscription rights agent.

Calculation of Subscription Rights Exercised

If you do not indicate the number of subscription rights being exercised, or do not forward full payment of the total subscription price payment for the number of subscription rights that you indicate are being exercised, then you will be deemed to have exercised your basic subscription privilege with respect to the maximum number of subscription rights that may be exercised with the aggregate subscription price payment you delivered to the subscription rights agent. If we do not apply your full subscription price payment to your purchase of units, we or the subscription rights agent will promptly return the excess amount to you by mail, without interest or deduction after the expiration date of this rights offering.

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Expiration Date and Amendments

The subscription period during which you may exercise your subscription rights expires at 5:00 p.m. Eastern time on [ ], 2016. If you do not exercise your subscription rights prior to that time, your subscription rights will expire and will no longer be exercisable. We will not be required to issue units to you if the subscription rights agent receives your subscription documents or your subscription payment after that time, regardless of when the subscription documents and subscription payment were sent. We may extend the offering up to an additional 30 days, at our sole discretion. We do not presently intend to extend the rights offering. If we elect to extend the rights offering, we will issue a press release announcing such extension no later than 9:00 a.m. Eastern time on the next business day after the most recently announced expiration time of the rights offering. We will extend the rights offering as required by applicable law or regulation and may choose to extend it if we decide to give investors more time to exercise their subscription rights in the rights offering. If we elect to extend the rights offering for a period of more than 30 days, then holders who have subscribed for rights may cancel their subscriptions and receive a refund of all subscription payments advanced.

If the rights offering is not fully subscribed following expiration of the rights offering, Source Capital Group, Inc. has agreed to use its commercially reasonable efforts to place any unsubscribed units of this rights offering at the subscription price for an additional period of up to 45 days. The number of units that may be sold by us during this period will depend upon the number of units that are subscribed for pursuant to the exercise of subscription rights by our rights holders. No assurance can be given that any unsubscribed units, if available, will be sold during this period.

Our board of directors also reserves the right to amend or modify the terms of the rights offering. If we make any fundamental changes to the terms of the rights offering set forth in this prospectus, we will offer potential purchasers who have exercised their rights the opportunity to cancel their subscriptions and issue a refund of any subscription payments advanced by such stockholder and recirculate an updated prospectus. In addition, upon such event, we may extend the expiration date of the rights offering to allow holders of subscription rights ample time to make new investment decisions and for us to recirculate updated documentation. Promptly following any such occurrence, we will issue a press release announcing any changes with respect to the rights offering and the new expiration date. The terms of the rights offering cannot be modified or amended after the closing of the rights offering. Although we do not presently intend to do so, we may choose to amend or modify the terms of the rights offering for any reason, including, without limitation, in order to increase participation in the rights offering. Such amendments or modifications may include a change in the subscription price, although no such change is presently contemplated.

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Subscription Price

The purchase price was determined by our board of directors, taking into account the advice of the dealer-manager, Source Capital Group, Inc., as well as historical and recent trading prices of our common stock. We have established the purchase price by ourselves with the advice of Source Capital Group. The purchase price is not the result of any negotiation between any person and us. The board of directors established the purchase price at $13.50 per unit and the Series 1 Warrant exercise price of the surrender of one share of Series 1 Preferred with a stated value of $13.50 for 10 shares of common stock. The purchase price is not necessarily related to our book value, net worth or any other established criteria of value and may or may not be considered the fair value of the units offered in the rights offering. Subscription rights holders should consider the potential lack of liquidity carefully before making a decision to exercise their subscription rights for the units. See “Risk Factors”.

Conditions, Withdrawal and Termination

We reserve the right to withdraw the rights offering prior to the expiration of the rights offering for any reason. We may terminate the rights offering, in whole or in part, if at any time before completion of the rights offering there is any judgment, order, decree, injunction, statute, law or regulation entered, enacted, amended or held to be applicable to the rights offering that in the sole judgment of our board of directors would or might make the rights offering or its completion, whether in whole or in part, illegal or otherwise restrict or prohibit completion of the rights offering. We may choose to proceed with the rights offering even if one or more of these events occur. If we terminate, cancel or withdraw the rights offering, in whole or in part, we will issue a press release notifying the stockholders of such event, all affected subscription rights will expire without value, and all subscription payments received by the subscription rights agent will be promptly returned, without interest, following such termination, cancellation or withdrawal.

Cancellation Rights

Our board of directors may cancel the rights offering at any time prior to the time the rights offering is completed for any reason. If we cancel the rights offering, we will issue a press release notifying stockholders of the cancellation and all subscription payments received by the subscription rights agent will be promptly returned, without interest.

Subscription Rights Agent

The subscription rights agent for this offering is Securities Transfer Crop.. To exercise your subscription rights for the units, you must follow the process described in the subscription documents sent to you and also available from the information agent. For assistance or copies of the documents you may contact the information agent, [     ], at [     ], [     ] (toll free) or by email at [     ]. To exercise your subscription rights for the units you will need to use the traditional paper documentation.

You should direct any questions or requests for assistance concerning the method of subscribing for the units, or for additional copies of this prospectus and subscription documents to the information agent, [     ], at [     ], [     ] (toll free) or by email at [      ].

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Fees and Expenses

We will pay all fees related to the offering, including legal and accounting fees and fees charged by each of the transfer agent, the subscription rights agent and the information agent in connection with the rights offering. We have agreed to pay Source Capital Group, Inc. as the dealer-manager a fee of 6.0% of the proceeds of the rights offering, plus a 1.8% non-accountable expense fee and an out-of-pocket accountable expense allowance of 0.2% of the proceeds of the offering. For any unsubscribed units placed by Source Capital Group after the expiration of the rights offering and extension, we have agreed to pay Source Capital Group a placement fee equal to 6%, in lieu of the dealer-manager fee, along with a continuing 1.8% non-accountable expense fee and an out-of-pocket accountable expense allowance of 0.2% of the proceeds of the offering, with such placement fee and expenses to be calculated in respect of the total gross proceeds paid to and received by us for subscriptions accepted by us from investors in connection with such placement and such placement fee and expenses not to exceed the aggregate amounts that would have been otherwise received by Source Capital Group if the rights offering were to have been fully subscribed. Neither the placement fee nor the expense allowance in connection with the placement will be payable with respect to any units purchased as result of the exercise of any basic subscription privilege or over-subscription privilege in the rights offering. Source Capital Group has informed us that it will re-allow 4.0% of its dealer-manager fee with respect to any such sale to each broker-dealer whose clients purchase units in this offering pursuant to the exercise some or all of their subscription rights. See “Plan of Distribution”. You are responsible for paying any other commissions, fees, taxes or other expenses incurred in connection with the exercise of the subscription rights.

Transferability of Subscription Rights

The subscription rights granted to you are non-transferable and, therefore, you may not sell, transfer or assign your subscription rights to anyone. The subscription rights will not be listed for trading on any stock exchange or market.

Validity of Subscriptions

We will resolve all questions regarding the validity and form of the exercise of your subscription rights, including time of receipt and eligibility to participate in the rights offering. In resolving all such questions, we will review the relevant facts, consult with our legal advisors to the extent we deem necessary, and we may request input from the relevant parties. Our determination will be final and binding. Once made, subscriptions and directions are irrevocable, and even if the rights offering is extended by our board of directors, and we will not accept any alternative, conditional or contingent subscriptions or directions. However, if we amend the rights offering to allow for an extension of the rights offering for a period of more than 30 days or make a fundamental change to the terms of the rights offering set forth in this prospectus, you may cancel your subscription and receive a refund of any money you have advanced. We reserve the absolute right to reject any subscriptions or directions not properly submitted or the acceptance of which would be unlawful. You must resolve any irregularities in connection with your subscriptions before the subscription period expires, unless waived by us in our sole discretion. Neither we nor the subscription rights agent has any duty to notify you or your representative of defects in your subscriptions. A subscription will be considered accepted, subject to our right to withdraw or terminate the rights offering, only when the subscription rights agent has received a properly completed and duly executed subscription documents and any other required documents and the full subscription payment. Our interpretations of the terms and conditions of the rights offering will be final and binding.

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Return of Funds

The subscription rights agent will hold funds received in payment for the units in a segregated account pending completion of the rights offering. The subscription rights agent will hold this money until the rights offering is completed or is withdrawn and canceled. If the rights offering is canceled for any reason, all subscription payments received by the subscription rights agent will be promptly returned, without interest. In addition, all subscription payments received by the subscription rights agent will be promptly returned, without interest, if subscription rights holders decide to cancel their subscription rights in the event that we extend the rights offering for a period of more than 30 days after the expiration date or if there is a fundamental change to the terms of the rights offering.

Foreign Stockholders

Non-U.S. citizens or residents are permitted to purchase the units to the extent such purchases do not violate any law, rule, regulation or other requirement or prohibition of any non-U.S. governmental authority and do not require any registration or qualification or other action by or on behalf of the company or any other entity involved in the offering. To exercise subscription rights, our foreign stockholders must notify the subscription rights agent prior to 11:00 a.m. Eastern time at least three business days prior to the expiration of the rights offering.

No Revocation or Change

Once you submit the subscription documents to exercise any subscription rights, you have no right to revoke or change the exercise or request a refund of funds paid. All exercises of subscription rights are irrevocable, even if you later learn information that you consider to be unfavorable to the exercise of your subscription rights and even if the rights offering is extended by our board of directors, unless we amend the rights offering to allow for an extension of the rights offering for a period of more than 30 days or make a fundamental change to the terms of the rights offering set forth in this prospectus, in which case you may cancel your subscription and receive a refund of any money you have advanced. You should not exercise your subscription rights unless you are certain that you wish to purchase units at the purchase price.

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Regulatory Limitations

We will not be required to issue to you any units in this rights offering if, in our opinion, you are or may be required to obtain prior clearance or approval from any state or federal regulatory authorities to purchase, own or control such units and if, at the time the subscription period expires, you have not obtained such clearance or approval. We also will not be required to issue to you any units in this rights offering if, in our opinion, any such issuance may violate any law, rule or regulation or other requirement or prohibition of any non-U.S. governmental authority or may require any registration or qualification or other action by or on behalf of the company or any other entity involved in the offering.

U.S. Federal Income Tax Treatment of Subscription Rights Distribution

We believe that our distribution and any stockholder’s receipt and exercise of the rights to purchase the units will not be taxable to our stockholders for the reasons described below in “Material U.S. Federal Income Tax Consequences to U.S. Holders”.

No Recommendation to Subscription Rights Holders

Our board of directors is making no recommendation regarding your exercise of the subscription rights. You are urged to make your decision based on your own assessment of our business and the rights offering. Please see “Risk Factors” for a discussion of unique and material risks involved in investing in the units.

No Standby Commitment

We have not entered into any standby purchase arrangement in connection with this offering.

Listing

None of the subscription rights, the Series 1 Preferred or the Series 1 Warrants will be listed for trading on any national securities exchange or market. The subscription rights are completely non-transferrable. We intend to use our best efforts to list the units for trading on the Nasdaq Capital Market or quotation on the OTC marketplace. There is no assurance that the units will be traded on the Nasdaq Capital Market or quoted on the OTC marketplace. There will be no holders of units to help establish a trading market other than purchasers in this rights offering. Further, we do not expect to issue any additional units. Consequently, trading of the units may be very limited and possibly non-existent.

Other Matters

We are not making the rights offering in any state or other jurisdiction in which it would be unlawful to do so, nor are we distributing or accepting any offers to purchase any units from subscription rights holders who are residents of any such states or other jurisdictions or who are otherwise prohibited by federal or state laws or regulations from accepting or exercising the subscription rights or holding units.

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MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a discussion of the material U.S. federal income tax consequences of the ownership and disposition of the units. This discussion does not describe all of the tax considerations that may be relevant to a particular holder’s ownership of the units. This discussion applies only to U.S. Holders that hold the units as a capital asset for tax purposes and does not address all of the tax consequences that may be relevant to holders subject to special rules, such as: regulated investment companies, real estate investment trusts, certain financial institutions, dealers and certain traders in securities or foreign currencies, insurance companies, persons holding the units as part of a hedge, straddle, conversion transaction or integrated transaction, persons whose “functional currency” is not the U.S. dollar, persons liable for the alternative minimum tax, tax-exempt organizations, and persons holding the units that own or are deemed to own 10% or more of our voting shares.

This discussion is based upon the tax laws of the United States including the Internal Revenue Code of 1986, as amended to the date hereof (the “Code”), administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, as of the date hereof. These laws are subject to change, possibly with retroactive effect. The discussion does not address any state, local or non-U.S. tax consequences.

This discussion does not address all aspects of U.S. federal income taxation that may be applicable to holders in light of their particular circumstances or to holders subject to special treatment under the U.S. federal income tax laws, including, but not limited to, financial institutions, brokers and dealers in securities or currencies, insurance companies, regulated investment companies, real estate investment trusts, tax-exempt organizations, persons who hold their shares as part of a straddle, hedge, conversion or other risk-reduction transaction, persons liable for the alternative minimum tax, persons who have received their common stock pursuant to which the subscription rights in this rights offering have been granted through the exercise of employee stock options or otherwise as compensation for services, partnerships or other entities treated as partnerships for U.S. federal income tax purposes, U.S. expatriates, and persons whose functional currency is not the U.S. dollar and foreign taxpayers. This discussion does not describe any tax consequences arising out of the tax laws of any state, local or foreign jurisdiction, or any U.S. federal tax considerations other than income taxation (such as alternative minimum, estate or gift taxation). This discussion is limited to U.S. holders which hold our shares as capital assets and does not address U.S. holders which beneficially hold our shares through either a “foreign financial institution” (as such term is defined in Section 1471(d)(4) of the Code) or certain other non-U.S. entities specified in Section 1472 of the Code. For purposes of this discussion, a “U.S. holder” is a holder that is, for U.S. federal income tax purposes:

●	a citizen or resident of the United States;

●	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any political subdivision thereof;

●	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

●	a trust if (i) a U.S. court is able to exercise primary supervision over the administration of the trust and one or more “United States persons” (within the meaning of the Code) have the authority to control all substantial decisions of the trust or (ii) has a valid election in effect under applicable Treasury regulations to be treated as a United States person.

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If a partnership (including any entity treated as a partnership for U.S. federal income tax purposes) receives the subscription rights or holds the units received upon exercise of the subscription rights or the over-subscription privilege, the tax treatment of a partner in a partnership generally will depend upon the status of the partner and the activities of the partnership. Such a partner or partnership should consult its own tax advisor as to the U.S. federal income tax consequences of the receipt and ownership of the subscription rights or the ownership of the units received upon exercise of the subscription rights or, if applicable, upon exercise of the over-subscription privilege.

YOU SHOULD CONSULT YOUR TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO YOU OF YOUR RECEIPT, OWNERSHIP, AND EXERCISE OF THE SUBSCRIPTION RIGHTS, THE OWNERSHIP AND DISPOSITION OF SERIES 1 PREFERRED AND THE SERIES 1 WARRANTS, AND THE OWNERSHIP AND DISPOSITION OF COMMON STOCK RECEIVED UPON THE EXERCISE OF THE SERIES 1 WARRANTS TO PURCHASE OUR COMMON STOCK, INCLUDING THE APPLICABILITY OF ANY FEDERAL ESTATE OR GIFT TAX LAWS OR ANY STATE, LOCAL OR FOREIGN TAX LAWS.

Receipt of the Subscription Rights

Each subscription right entitles an eligible stockholder the right to purchase one unit consisting of one share of our Series 1 Preferred and Series 1 Warrants to purchase 10 shares of our common stock, from the date of issuance through its expiration seven years from the date of issuance, at a subscription price of $13.50 per unit. Generally, the distribution of stock by a corporation to its stockholders with respect their stock is not taxable to such stockholders pursuant to Section 305(a) of the Code. For such purpose, a distribution of rights to acquire stock of the distributing corporation constitutes a distribution of stock. However, if a distribution of stock or rights to acquire stock is within one of several exceptions to the general rule of Section 305(a) set forth in Section 305(b) of the Code, the distribution may be taxable to the stockholders of the distributing corporation as described below.

Many of the exceptions to the general rule of Section 305(a) set forth in Section 305(b) involve preferred stock, such as the distribution of preferred stock in certain circumstances pursuant to Section 305(b)(5). Treasury regulations define preferred stock not for its preferred rights and privileges, but its inability to participate in corporate growth to any significant extent. The Series 1 Preferred will not be preferred stock for tax purposes based certain representations relied upon in rendering the opinion, and, accordingly, that none of the Section 305(b) exceptions that apply to preferred stock for tax purposes should apply to the rights offering and that the rights offering should be evaluated for Section 305 purposes as if the company has only one outstanding class of stock. This opinion is not binding on the IRS or any court and there can be no assurance that the IRS or a court will agree with this opinion. The remainder of this discussion assumes that the Series 1 Preferred is not treated as preferred stock for tax purposes.

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Section 305(b)(2) is an exception to the general rule of Section 305(a) that applies to a “disproportionate distribution”. Pursuant to Section 305(b)(2), a distribution (or a series of distributions of which such a distribution is one) of stock rights constitutes a “disproportionate distribution,” and is therefore taxable, if the distribution results in (i) the receipt of property by some stockholders, and (ii) an increase in the proportionate interest of other stockholders in the assets or earnings and profits of the distributing corporation. For this purpose, the term “property” means money, securities and any other property, except that such term does not include stock in the corporation making the distribution or rights to acquire such stock. A “series of distributions” encompasses all distributions of stock made or deemed made by a corporation which have the result of receipt of cash or property by some stockholders and an increase in the proportionate interests of other stockholders. It is not necessary for a distribution of stock to be considered as one of a series of distributions that such distribution be pursuant to a plan to distribute cash and property to some stockholders and to increase the proportionate interests of the other stockholders, rather it is sufficient if there is a distribution (or a deemed distribution) having such effect. In addition, there is no requirement that both elements of Section 305(b)(2) of the Code occur in the form of a distribution or series of distributions as long as the result is that some stockholders receive cash and property and other stockholders’ proportionate interests increase. Under the applicable Treasury regulations, where the receipt of cash or property occurs more than 36 months following a distribution or series of distributions of stock, or where a distribution is made more than 36 months following the receipt of cash or property, such distribution or distributions will be presumed not to result in the receipt of cash or property by some stockholders and an increase in the proportionate interest of other stockholders, unless the receipt of cash or property by some stockholders and the distribution or series of distributions are made pursuant to a plan.

The distribution of subscription rights in the rights offering will not constitute an increase in the proportionate interest of some stockholders in the assets or earnings and profits of the company for the purpose of Section 305(b)(2) based on the fact that all of our stockholders will receive rights in the rights offering based upon their respective ownership of our common stock, as well as based on certain representations relied upon in rendering the opinion, and, accordingly, that the rights offering will not constitute part of a “disproportionate distribution,” pursuant to Section 305(b)(2) of the Code. This opinion is not binding on the IRS or any court and there can be no assurance that the IRS or a court will agree with this opinion. The remainder of this discussion assumes that Section 305(b)(2) does not apply to the subscription rights offering.

Subject to the foregoing, you will not recognize taxable income for U.S. federal income tax purposes in connection with the receipt of the subscription rights in the rights offering and the remainder of this discussion so assumes. However, in the event the IRS successfully asserts or a court determines that your receipt of subscription rights is currently taxable pursuant to Section 305(b)(2) of the Code, the discussion below under the heading “Alternative Treatment of Subscription Rights” describes the tax consequences that will result from such a determination.

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Tax Basis and Holding Period of the Subscription Rights

Your tax basis of the subscription rights for U.S. federal income tax purposes will depend on the fair market value of the subscription rights you receive and the fair market value of your existing shares of common stock on the date you receive the subscription rights. The tax basis of the subscription rights received by you in the subscription rights offering will be zero unless either (i) the fair market value of the subscription rights on the date such subscription rights are distributed is equal to at least 15% of the fair market value of such common stock on the date of distribution or (ii) you elect to allocate part of the tax basis of such shares to the subscription rights. If either (i) or (ii) is true, then, if you exercise the subscription rights, your tax basis in your shares of common stock will be allocated between the subscription rights and the shares of common stock with respect to which the subscription rights were received in proportion to their respective fair market values on the date the subscription rights are distributed.

We have not obtained an independent appraisal of the valuation of the subscription rights and, therefore, you should consult with your tax advisor to determine the proper allocation of basis between the subscription rights and the shares of common stock with respect to which the subscription rights are received.

Your holding period for the subscription rights will include your holding period for the shares of common stock with respect to which the subscription rights were received.

Expiration of the Subscription Rights

If you allow subscription rights received in the subscription rights offering to expire, you will not recognize any gain or loss. If you have tax basis in the subscription rights, the tax basis of the shares of common stock owned by you with respect to which such subscription rights were distributed will be restored to the tax basis of such shares immediately prior to the receipt of the subscription rights in the offering.

Alternative Treatment of Subscription Rights

Receipt. If the IRS were to successfully assert that the distribution of the subscription rights in the rights offering resulted in a “disproportionate” distribution or is otherwise taxable pursuant to Section 305(b)(2), each holder would be considered to have received a distribution with respect to such holder’s stock in an amount equal to the fair market value of the subscription rights received by such holder on the date of the distribution. This distribution generally would be taxed as dividend income to the extent of your ratable share of our current and accumulated earnings and profits. The amount of any distribution in excess of our earnings and profits will be applied to reduce, but not below zero, your tax basis in your stock, and any excess generally will be taxable to you as capital gain (long-term, if your holding period with respect to your capital stock is more than one year as of the date of distribution, and otherwise short-term). Your tax basis in the subscription rights received pursuant to the rights offering would be equal to their fair market value on the date of distribution and the holding period for the subscription rights would begin upon receipt.

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Expiration. In the event that you allow your subscription rights to expire without exercising them, the tax basis in your shares of common stock with respect to which the subscription rights were received will be equal to their tax basis immediately before your receipt of the subscription rights (and, accordingly, the tax basis in your subscription rights will be deemed to be zero) and, therefore, you will not recognize any loss upon the expiration of the subscription rights. If the subscription rights expire without exercise after you have disposed of all or a portion of your shares of common stock, you should consult your own tax advisor regarding the ability to recognize a loss (if any) on the expiration of the subscription rights.

Exercise of the Subscription Rights; Tax Basis and Holding Period of the Shares

The exercise of the subscription rights by you or on your behalf likely will not be a taxable transaction for U.S. federal income tax purposes. Your tax basis in the units acquired upon exercise of the subscription rights will equal the sum of the price paid for the units and your tax basis (as determined above), if any, in the subscription rights you exercised. The holding period of the units will begin on the day the subscription rights are exercised.

The holding period for the Series 1 Preferred and Series 1 Warrants acquired through exercise of the subscription rights will begin on the date the subscription rights are exercised.

Taxation of Warrants

You generally will not recognize gain or loss upon exercise of a Series 1 Warrant to acquire common stock.

Your holding period of common stock received upon exercise of a Series 1 Warrant will begin on the date the Series 1 Warrant is exercised.

In the event a Series 1 Warrant lapses unexercised, you will recognize a capital loss in an amount equal to the tax basis of the Series 1 Warrant. Such capital loss will be long-term if your holding period of such Series 1 Warrant was more than one year at the time of lapse. The deductibility of capital losses is subject to limitations.

Taxation of Series 1 Preferred

Distributions. Generally, any distribution with respect to the Series 1 Preferred that is paid out of our current or accumulated earnings and profits, as determined for U.S. federal income tax purposes, will constitute a dividend and will be includible in gross income by you when paid. Distributions with respect to the Series 1 Preferred in excess of our current or accumulated earnings and profits would be treated first as a non-taxable return of capital to the extent of your basis in the Series 1 Preferred (thus reducing such tax basis dollar-for-dollar), and thereafter as capital gain, which will be long-term capital gain if the your holding period for such stock at the time of distribution exceeds one year.

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Taxation of Common Stock

Distributions. Distributions received with respect to our common stock will be treated as described above under “— Taxation of Series 1 Preferred — Distributions”.

Sale, Exchange or Other Disposition. Upon a sale, exchange or other disposition of our common stock, you generally will recognize capital gain or loss in the manner described above under “— Taxation of Series 1 Preferred— Sale, Exchange or Other Disposition”.

Additional Medicare Tax on Net Investment Income

An additional 3.8% tax will be imposed on the “net investment income” of certain U.S. citizens and resident aliens, and on the undistributed “net investment income” of certain estates and trusts. Among other items, “net investment income” generally includes gross income from dividends and net gain from the disposition of property, such as our capital stock, less certain deductions. You should consult your tax advisor with respect to this additional tax.

Information Reporting and Backup Withholding

In general, payments made to you of proceeds from the sale or other disposition of Series 1 Warrants, Series 1 Preferred, or our common stock may be subject to information reporting to the IRS and possible U.S. federal backup withholding at the then applicable backup withholding rate. Backup withholding will not apply if you furnish a correct taxpayer identification number (certified on the IRS Form W-9 or valid substitute Form W-9) or otherwise establish that you are exempt from backup withholding. Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against your U.S. federal income tax liability. You may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the IRS and furnishing any required information.

You should consult your own tax advisor regarding your qualification for an exemption from backup withholding and the procedures for obtaining such an exemption, if applicable.

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MARKET FOR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

Our common stock trades on Nasdaq under the trading symbol “HOTR”. On [  ], 2016, there were [  ] record holders of our common stock. This number does not include the number of persons or entities that hold stock in nominee or street name through various brokerage firms, banks and other nominees. On [  ], 2016, the last closing sale price reported on Nasdaq for our common stock was $[  ] per share. Past price performance is not indicative of future price performance.

The following table sets forth the high and low sale prices of our common stock on Nasdaq for the periods indicated:

PERIOD ENDED	HIGH	LOW
September 30, 2016	$0.64	$0.36
June 30, 2016	$0.89	$0.41
March 31, 2016	$1.02	$0.64

December 31, 2015	$1.32	$0.75
September 30, 2015	$2.73	$1.03
June 30, 2015	$4.18	$2.17
March 31, 2015	$3.07	$1.65

December 31, 2014	$2.54	$1.40
September 30, 2014	$2.84	$1.85

DIVIDEND POLICY

We have never declared or paid dividends on our common stock. We currently intend to retain future earnings, if any, for use in our business, and, therefore, we do not anticipate declaring or paying any dividends on our common stock in the foreseeable future. Payments of future dividends on our common stock, if any, will be at the discretion of our board of directors after taking into account various factors, including the terms of our credit facility and our financial condition, operating results, current and anticipated cash needs and plans for expansion.

DESCRIPTION OF CAPITAL STOCK

The following is a summary of the material terms of our capital stock. This summary does not purport to be exhaustive and is qualified in its entirety by reference to our amended and restated certificate of incorporation, amended and restated bylaws and to the applicable provisions of Delaware law.

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Common Stock

We are authorized to issue 45,000,000 shares of common stock. Holders of common stock are each entitled to cast one vote for each share held of record on all matters presented to shareholders. Cumulative voting is not allowed; the holders of a majority of our outstanding shares of common stock may elect all directors. Holders of common stock are entitled to receive such dividends as may be declared by our board out of funds legally available and, in the event of liquidation, to share pro rata in any distribution of our assets after payment of liabilities. Our directors are not obligated to declare a dividend. It is not anticipated that dividends will be paid in the foreseeable future. Holders of common stock do not have preemptive rights to subscribe to any additional shares we may issue in the future. There are no conversion, redemption, sinking fund or similar provisions regarding the common stock. All outstanding shares of common stock are fully paid and nonassessable.

Anti-Takeover Effects of Certain Provisions of Delaware Law and Our Certificate of Incorporation and Bylaws

We are subject to the provisions of Section 203 of the Delaware General Corporation Law, an anti-takeover law. Subject to certain exceptions, the statute prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after ‘the date of the transaction in which the person became an interested stockholder unless:

●	prior to such date, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

●	upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (1) by persons who are directors and also officers and (2) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

●	on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

For purposes of Section 203, a “business combination” includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years prior to the date of determination whether the person is an “Interested Stockholder” did own, 15% or more of the corporation’s voting stock.

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In addition, our authorized but unissued shares of common stock and preferred stock are available for our board to issue without stockholder approval. We may use these additional shares for a variety of corporate purposes, including future public or private offerings to raise additional capital, corporate acquisitions and employee benefit plans The existence of our authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of our company by means of a proxy contest, tender offer, merger or other transaction. Our authorized but unissued shares may be used to delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by our stockholders. The board of directors is also authorized to adopt, amend or repeal our bylaws, which could delay, defer or prevent a change in control.

Preferred Stock

Under our certificate of incorporation, our board of directors is authorized, without further stockholder action, to issue up to 5,000,000 shares of preferred stock in one or more series, with such powers, designations, preferences and relative, participating, optional and other rights and such qualifications, limitations and restrictions thereof as shall be set forth in the resolutions providing therefor. After issuance of the redeemable Series 1 Preferred, our board of directors will be authorized, without further stockholder action, to issue up to 4,000,000 shares of preferred stock. We have no other preferred stock outstanding and no present plans to issue any shares of preferred stock except for 1,000,000 shares of Series 1 Preferred as described in this prospectus.

Units Offered

The following description of the material terms and provisions of the Series 1 Preferred and the Series 1 Warrants comprising the units being offered is qualified in its entirety by reference to the form of certificate of designation, preferences and rights of the Series 1 Preferred and to the form of Series 1 Warrant, filed as exhibits to the registration statement of which this prospectus forms a part.

The redeemable Series 1 Preferred and Series 1 Warrants offered by this prospectus will be sold only together in units. Each unit consists of one share of Series 1 Preferred and a warrant to purchase two shares of our common stock. The shares of Series 1 Preferred and Series 1 Warrants are not detachable and will not be separately transferable following the closing. We intend to use our best efforts to list the units for trading on the Nasdaq Capital Market or quotation on the OTC marketplace. There is no assurance that the units will be traded on the Nasdaq Capital Market or quoted on the OTC marketplace or outstanding.

Dividends

The Series 1 Preferred will have a liquidation preference of $13.50 per share, equal to the purchase price, and will pay cumulative dividends at the rate of 9% of the liquidation preference per year for seven years, payable in cash or our registered common stock quarterly on the last day of March, June, September and December in each year. Shares of common stock issued as dividends will be issued at a 10% discount to the five-day volume weighted average price per share of our common stock prior to the date of issuance. Series 1 Preferred will be non-voting, except as otherwise required under applicable law. The Series 1 Preferred will not be convertible into or exchangeable for shares of our common stock. We will redeem shares of Series 1 Preferred at a redemption price equal to the $13.50 per share liquidation preference plus any accrued but unpaid dividends, if any, upon the expiration of the seven year term. The Series 1 Preferred will not be listed for trading on any stock exchange or market.

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Liquidation Preference

The Series 1 Preferred will have a liquidation preference of $13.50 per share, equal to its purchase price. In the event of any liquidation, dissolution or winding up of our company, any amounts remaining available for distribution to stockholders after payment of all liabilities of our company will be distributed first to the holders of Series 1 Preferred, and then to the holders of our common stock.

Voting Rights

Except as otherwise required by law, the Series 1 Preferred will be non-voting. Holders of the Series 1 Preferred will vote as a class on any amendment altering or changing the powers, preferences or special rights of the Series 1 Preferred so as to affect them adversely.

No Conversion

The Series 1 Preferred will not be convertible into or exchangeable for shares of our common stock or any other security, except through the exercise of Series 1 Warrants.

Redemption

We will redeem shares of Series 1 Preferred at a redemption price equal to the $13.50 per share liquidation preference plus any accrued but unpaid dividends, if any, upon the expiration of the seven year term. The Series 1 Preferred will not be listed for trading on any stock exchange or market.

Anti-dilution Adjustments

The Series 1 Preferred will not be adjusted, and no additional shares of Series 1 Preferred will be issued solely as a result of, any future change to or affecting our common stock, except that we will make a corresponding pro-rata adjustment to the Series 1 Preferred if we effect any stock dividend, stock split or combination of our common stock. In connection with any such adjustments, we would either pay cash in lieu of fractional shares or round any fractional share up or down.

Form

The Series 1 Preferred may be held in registered book-entry form or through an intermediary.

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No Other Rights

The holders of the Series 1 Preferred will have no preemptive or preferential or other rights to purchase or subscribe to any stock, obligations, warrants or other securities of ours.

Series 1 Warrants

Exercise and Terms

Each Series 1 Warrant entitles will be exercisable into 10 shares of our common stock at any time and from time to time on or before the fifth anniversary of the date of issuance. The Series 1 Warrants may be exercised by surrendering one share of Series 1 Preferred in exchange for 10 shares of or common stock.

A holder will be prohibited under the terms of the Series 1 Warrants from effecting the exercise of the Series 1 Warrants to the extent that, as a result of the exercise, the holder of such shares beneficially owns more than 4.99% (or, if this limitation is waived by the holder upon no less than 61 days prior notice to us, 9.99%) in the aggregate of the outstanding shares of our common stock calculated immediately after giving effect to the issuance of shares of common stock upon such exercise.

Automatic Exercise

If our common stock trades above $3.00 per share for five consecutive trading days, the Series 1 Warrants will automatically be exercised.

Warrant Agent

Securities Transfer Corp. will be the warrant agent for the Series 1 Warrants.

PLAN OF DISTRIBUTION

Promptly after the record date for the rights offering, we will distribute the subscription rights and subscription documents to stockholders of record as of 5:00 p.m. Eastern time on _________, 2016. If you wish to exercise your subscription rights, you should follow the instructions in the subscription documents sent to you and also available from the information agent. If you are unable to do so, you may call the information agent for assistance. See “The Rights Offering—Method of Exercising Subscription Rights”. If you have any questions, you should contact the information agent, [               ], at [                   ], [            ] (toll free) or by email at [             ].

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Source Capital Group, Inc., which is a registered broker-dealer and member of the Financial Industry Regulatory Authority (“FINRA”), will act as the dealer-manager for this rights offering. The dealer-manager’s principal business address is 276 Post Road West, Westport, Connecticut 06880. Under the terms and subject to the conditions contained in the dealer-manager agreement between us and the dealer-manager, the dealer-manager will provide marketing assistance and advice to us in connection with this offering and will solicit the exercise of subscription rights. This rights offering is not contingent upon any number of subscription rights being exercised. The dealer-manager is not underwriting or placing any of the rights or the units being offered in this offering and does not make any recommendation with respect to such rights or units, including with respect to the exercise of such rights.

Pursuant to the dealer-manager agreement, we are obligated to pay Source Capital Group as compensation a cash fee of 6% of the proceeds of the rights offering plus a 1.8% non-accountable expense fee and an out-of-pocket accountable expense allowance of 0.2% of the proceeds of the offering and to indemnify the dealer-manager for, or contribute to losses arising out of, certain liabilities, including liabilities under the Securities Act of 1933, as amended. For any unsubscribed units placed by Source Capital Group after the expiration of the rights offering, we have agreed to pay Source Capital Group a placement fee equal to 6%, in lieu of the dealer-manager fee, along with a continuing 1.8% non-accountable expense fee and an out-of-pocket accountable expense allowance of 0.2%, with such placement fee and expenses to be calculated in respect of the total gross proceeds paid to and received by us for subscriptions accepted by us from investors in connection with such placement and such placement fee and expenses not to exceed the aggregate amounts that would have been otherwise received by Source Capital Group if the rights offering were to have been fully subscribed. Neither the placement fee or expense allowance in connection with the placement will be payable with respect to any units purchased as result of the exercise of any basic subscription privilege or over-subscription privilege in the rights offering. The dealer-manager agreement also provides that the dealer-manager will not be subject to any liability to us in rendering the services contemplated by the dealer-manager agreement except for any act of bad faith or gross negligence of the dealer-manager. The dealer-manager and its affiliates have provided to us in the past and may provide to us from time to time in the future in the ordinary course of its business certain financial advisory, investment banking and other services for which it will be entitled to receive customary fees.

The dealer-manager has informed us that it has entered into or intends to enter into Selected Dealer Agreements with other broker-dealers pursuant to which (i) such other broker-dealers have agreed or will agree to use their commercially reasonable to procure subscriptions for the units, and (ii) the dealer-manager has agreed or will agree to re-allow 4% of its dealer-manager fee to each such broker-dealer whose clients purchase units in this offering pursuant to their subscription rights.

The maximum commission to be received by any independent broker-dealer or any member of FINRA will not be greater than 8% of the proceeds from the sale of units offered pursuant to this prospectus.

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Other than as described herein, we do not know of any existing agreements between or among any stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the units offered hereby.

This prospectus may be made available in electronic format on websites or via email or through other online services maintained by the dealer-manager. Other than this prospectus in electronic format, the information on the dealer-manager’s websites and any information contained in any other websites maintained by the dealer-manager is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or the dealer-manager, and should not be relied upon by investors.

The foregoing does not purport to be a complete statement of the terms and conditions of the dealer-manager agreement. A copy of the dealer-manager agreement is included as an exhibit to the registration statement of which this prospectus forms a part. See “Where You Can Find More Information” on page [  ].

The dealer-manager may be deemed to be an underwriter within the meaning of Section 2(a)(11) of the Securities Act, and any fees received by it might be deemed to be underwriting discounts or commissions under the Securities Act. As an underwriter, the dealer-manager would be required to comply with the requirements of the Securities Act and the Exchange Act, including, without limitation, Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of any purchases and sales of securities by the dealer-manager acting as a principal. Under these rules and regulations, the dealer-manager must not engage in any stabilization activity in connection with our securities, and must not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act.

No person has been authorized by our company to engage in any form of price stabilization in connection with this rights offering.

We expect one or more of our directors and executive officers to purchase units in the offering at the public offering price, although none have any commitment to do so.

LEGAL MATTERS

The validity of the rights and the shares of common stock offered by this prospectus have been passed upon for us by Libertas Law Group, Inc., Santa Monica, California. Olshan Frome Wolosky LLP, New York, New York, is acting as counsel to the dealer-manager in this offering.

EXPERTS

The consolidated financial statements of Chanticleer Holdings, Inc. as of and for the year ended December 31, 2015 incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2015 have been audited by Cherry Bekaert LLP, an independent registered public accounting firm, as stated in its report incorporated by reference herein, and have been so incorporated in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

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The consolidated financial statements of Chanticleer Holdings, Inc. as of and for the year ended December 31, 2014 incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2015 have been audited by Marcum LLP, an independent registered public accounting firm, as stated in its report incorporated by reference herein, and have been so incorporated in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

On October 24, 2016, we entered into the Second Amendment to Assumption and Assignment Agreement with Florida Mezzanine Fund LLLP (“Florida Mezz”). This amendment extends the planned maturity of certain existing debt, provides for a mechanism of allocating proceeds from future debt offerings to the Florida Mezz obligation, and provides a waiver of certain covenants.

Pursuant to this amendment, we agreed to allocate 90%, up to an amount not to exceed $8,000,000, of the proceeds of our financing pro-rata to payment of certain existing debt. Of the allocated financing proceeds, 62.5% will be paid to Florida Mezz, to be applied toward the Company’s obligation in the principal amount of $5,000,000. If payment is remitted on or prior to December 31, 2016, Florida Mezz will extend the maturity date of the note to July 31, 2018.

Only in the event the Florida Mezz obligation is not repaid in full by December 31, 2016, Chanticleer will pay a modification fee equal to five percent (5%) of the outstanding principal balance of the balance of the obligation after the application of the financing proceeds. Also only in the event that the Florida Mezz obligation is not repaid in full, Chanticleer also agreed to allocate 62.5% of the proceeds from the sale of any asset prior to July 31, 2018 to Florida Mezz.

Provided that Chanticleer continues to make timely interest only payments to Florida Mezz, a subsequent payment default does not occur, and Chanticleer continues to comply with the terms of the amendment, any existing event of default was waived together with waiver of the financial covenants until July 31, 2018.

There have been no other material changes in the Company’s affairs since its fiscal year ended December 31, 2015 that have not been described in its 2016 Quarterly Reports on Form 10-Q or Current Reports on Form 8-K pursuant to the Securities Exchange Act of 1934.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus.

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We are incorporating by reference the following documents that we have filed with the SEC (other than any filing or portion thereof that is furnished, rather than filed, under applicable SEC rules):

●	our Annual Report on Form 10-K for the year ended December 31, 2015, filed with the SEC on April 15, 2016 and amended on April 30, 2016;

●	our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2016, June 30, 2016, filed with the SEC on May 16, 2016 and August 11, 2016, respectively;

●	our Current Reports on Form 8-K and amendments thereto filed with the SEC on February 23, 2016, March 11, 2016, April 1, 2016, May 19, 2016, July 12, 2016, August 11, 2016, August 18, 2016, September 7, 2016, September 15, 2016, September 30, 2016 and October 28, 2016; and

●	the description of our common stock contained in the prospectus, constituting part of our Registration Statement on Form S-1 (File No. 333-178307) filed with the SEC on December 2, 2011, and subsequently amended on December 8, 2011, February 3, 2012, February 22, 2012, April 12, 2012, May 21, 2012, May 30, 2012, June 5, 2012, and June 19, 2012.

All documents that we subsequently file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering shall be deemed to be incorporated by reference into this prospectus.

Our Web site address is chanticleerholdings.com and the URL where incorporated reports and other reports may be accessed is http://ir.stockpr.com/chanticleerholdings/all-sec-filings.

The reports incorporated by reference into this prospectus are available from us upon request. We will provide a copy of any and all of the reports and documents that are incorporated by reference, including exhibits to such reports and documents, in this prospectus to any person, including a beneficial owner, to whom a prospectus is delivered, without charge, upon written or oral request. Requests for such copies should be directed to the following:

Chanticleer Holdings, Inc.

Investor Relations

7621 Little Avenue, Suite 414

Charlotte, North Carolina 28226

(704) 366-5122

ir@chanticleerholdings.com

Except as expressly provided above, no other information, including none of the information on our website, is incorporated by reference into this prospectus.

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AVAILABLE INFORMATION

We file periodic reports, proxy statements and other information with the SEC. Our filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at the SEC’s Public Reference Room, located at 100 F Street, N.E., Washington, D.C. 20549. You can also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of its Public Reference Room. We will also provide you with a copy of any or all of the reports or documents that have been incorporated by reference into this prospectus or the registration statement of which it is a part (i) upon written or oral request, and at no cost to you. If you would like to request any reports or documents from the company, please contact Investor Relations at Chanticleer Holdings, Inc., 7621 Little Avenue, Suite 414 Charlotte, NC 28226, (704) 366-5122 or at ir@chanticleerholdings.com.

Our Internet address is chanticleerholdings.com. We have not incorporated by reference into this prospectus the information on our website, and you should not consider it to be a part of this document. Our web address is included in this document as an inactive textual reference only.

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No dealer, salesperson or any other person is authorized to give any information or make any representations in connection with this offering other than those contained in this prospectus and, if given or made, the information or representations must not be relied upon as having been authorized by us. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities offered by this prospectus, or an offer to sell or a solicitation of an offer to buy any securities by anyone in any jurisdiction in which the offer or solicitation is not authorized or is unlawful.

CHANTICLEER HOLDINGS, INC.

Subscription Rights Offering

Up to an Aggregate of 1,000,000 Units Consisting of

Series 1 Preferred Stock

and

Series 1 Warrants to Purchase Common Stock

Upon the Exercise of Subscription Rights at $13.50 per Unit

PROSPECTUS

Dealer-Manager

[               ], 2016

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the expenses payable by us in connection with this offering of securities described in this registration statement. All amounts shown are estimates, except for the SEC registration fee. The Registrant will bear all expenses shown below.

SEC filing fee	$3833.39
FINRA filing fee	$5461.25
Accounting fees and expenses	*
Legal fees and expenses	*
Printing and engraving expenses	*
Other (including subscription and information agent fees)	*
Total	*

*Assumes all of the units being registered are sold.

* To be completed by amendment

Item 14. Indemnification of Directors and Officers.

We are subject to the laws of Delaware on corporate matters, including its indemnification provisions. Section 102 of the General Corporation Law of Delaware (the “DGCL”) permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.

Section 145 of the DGCL provides that a corporation has the power to indemnify a director, officer, employee, or agent of the corporation, or a person serving at the request of the corporation for another corporation, partnership, joint venture, trust or other enterprise in related capacities against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he was or is a party or is threatened to be made a party to any threatened, ending or completed action, suit or proceeding by reason of such position, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. The statute provides that indemnification pursuant to these provisions is not exclusive of other rights of indemnification to which a person may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

II-1

Article Tenth of our certificate of incorporation, as amended, states that to the fullest extent permitted by the DGCL, a director of the corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

Under Article XI of our bylaws, any person who was or is made a party or is threatened to be made a party to or is in any way involved in any threatened, pending or completed action suit or proceeding, whether civil, criminal, administrative or investigative, including any appeal therefrom, by reason of the fact that he is or was a director or officer of ours or was serving at our request as a director or officer of another entity or enterprise (including any subsidiary), may be indemnified and held harmless by us, and we may advance all expenses incurred by such person in defense of any such proceeding prior to its final determination, if this person acted in good faith and in a manner reasonably believed to be in and not opposed to our best interest, and, with respect to any criminal action or proceeding, the indemnified party had no reason to believe his or her conduct was unlawful. The indemnification provided in our bylaws is not exclusive of any other rights to which those seeking indemnification may otherwise be entitled.

We maintain a general liability insurance policy that covers certain liabilities of directors and officers of our corporation arising out of claims based on acts or omissions in their capacities as directors or officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 15. Recent Sales of Unregistered Securities

The following sets forth information regarding unregistered securities sold by us since the fourth quarter of 2013. These issuances were exempt from registration under Section 4(2) of the Securities Act and Rule 506(b) of Regulation D promulgated thereunder on the basis of the Company’s preexisting relationship with the recipients and fact that that securities were issued without any form of general solicitation or general advertising.

In October, 2015, certain holders of the 8% convertible notes issued in January 2015 converted $100,000 principal into 100,000 shares of our common stock.

During October 2015, the Company issued 54,226 shares of common stock for consulting, acquisition and other services.

On July 1, 2015, we acquired substantially all of the assets of BT’s Burgerjoint Management, LLC, including the ownership interests of four operating restaurant subsidiaries engaged in the fast casual hamburger restaurant business under the name “BT’s Burger Joint”. In consideration of the purchased assets, we paid a purchase price consisting of one million four hundred thousand dollars in cash and four hundred twenty four thousand eighty eight shares of the Company’s common stock, $0.0001 par value per share.

II-2

On March 15, 2015, we acquired substantially all the assets of BGR Acquisition, LLC , including the ownership interests of a franchising subsidiary, an operating subsidiary and various restaurant locations engaged in the fast casual hamburger restaurant business under the name “BGR The Burger Joint”. In consideration of the purchased assets, we paid a purchase price consisting of four million dollars in cash and five hundred thousand shares of the Company’s common stock, $0.0001 par value per share.

On February 11, 2015, we executed a securities purchase agreement with an accredited investor whereby we agreed to issue and sell an initial note in the amount of $200,000 (the “Initial Note”) with an initial warrant with a five year term to purchase 80,000 shares of common stock at an exercise price of $2.50 per share (the “Initial Warrant”). The Initial Note is convertible into shares of our common stock at an exercise price of two dollars per share. We also agreed to cancel the Initial Note and concurrently issue an amended and restated note with an aggregate principal amount of $1 million and a subsequent warrant with a five year term to purchase 320,000 shares of common stock at an exercise price of $2.50 per share (the “Subsequent Warrant”) upon a subsequent closing date which is scheduled to occur on or before February 27, 2015.

On March 13, 2015, the Company conducted a subsequent closing with respect to the February 11, 2015 securities purchase agreement. At the Subsequent Closing, the Company cancelled the initial note issued on February 18, 2015 in the amount of $200,000 and issued an Amended and Restated Note with an aggregate principal amount of $1 million and a subsequent warrant with a five year term to purchase 320,000 shares of common stock at an exercise price of $2.50 per share.

In January 2015, we sold a total of 14.5 units to accredited investors resulting in net proceeds of $725,000 to the Company and the issuance of 181,250 warrants to these investors. Each unit consists of an 8% convertible promissory note with the principal face value of $50,000 and a warrant to purchase 12,500 shares of the Company’s common stock. The notes have a term of 3 years, pay interest quarterly at 8% per annum and contain an option by the holder to demand full repayment of the outstanding principal amount of the note, plus all accrued and unpaid interest, at any time after the one-year anniversary of the issuance of the note. The notes may be voluntarily converted by the holder into shares of common stock during the period commencing 180 days after the issuance of the notes at an exercise price equal to the lesser of $2.00 per share and a 15% discount to the average of the lowest 3 trading prices for the Company’s common stock during the 10 trading day period ending on the last complete trading day prior to the conversion date of the note, provided however that the conversion price shall not be less than $1.00 per share. The warrants have an exercise price of $2.50 per share and a term of five years.

During December 2014, we issued the following common stock shares and warrants:

●	11,101 shares of the Company’s common stock at $2.00 and 3,330 common stock warrants at an exercise price of $3.50 for $22,202;

●	20,750 shares of the Company’s common stock at $2.00 and 6,225 common stock warrants at an exercise price of $3.50 for payment of accounts payable for consulting services totaling $41,500;

II-3

●	54,837 shares of the Company’s common stock for payment of accounts payable for consulting services totaling $108,855;

●	36,667 shares of the Company’s common stock at $1.80 for payment of Board of Directors fees totaling $66,000;

●	67,807 shares of the Company’s common stock at $2.00 per share for accrued interest totaling $135,614;

●	14,451 shares of the Company’s common stock at $1.73 for payment of an employee contractual bonus totaling $25,000.

In November 2014, we issued $175,000 of the Company’s common stock (87,500 shares at $2.00 per share) and 26,250 common stock warrants at $3.50 per share exercise price in consideration for the debt restructuring related to Hooters Australia.

During October 2014, we re-priced certain warrants with an original exercise price of $5.50 and $7.00 to $2.00, subject to immediate cash exercise. The Company received $349,544 of funds related to this transaction.

During the three months ended September 30, 2014, we raised from private investors $641,000 for the sale of 320,500 shares of common stock, and accompanying sales of 96,150 5-year common stock warrants exercisable at $3.50 per share.

On September 9, 2014, we purchased 100% of the net assets of The Burger Company located in Charlotte, North Carolina, a similar concept to our ARB restaurants, for a purchase price of $550,000, which consisted of $250,000 in cash and $300,000 (146,628 shares) in the Company’s common stock.

During the six months ended June 30, 2014, we issued an aggregate of 40,000 and 98,764 shares of our common stock, valued at $101,900 and $330,757 to several investor relations firms in exchange for investor relations services provided to the Company.

During the three and six months ended June 30, 2014, we raised from private investors $200,000 for 137,500 shares of common stock and 15,000 five year common stock warrants exercisable at $3.50 per share.

On March 19, 2014, we received $500,000 from the issuance of convertible debt to one investor. We issued 15% Secured Subordinate Convertible Notes and five year warrants, at a price of $5.25 per share, to purchase up to 30% of the number of shares of Company common stock issuable upon conversion of the 2014 note.

During the first three months of 2014, we issued an aggregate of 58,764 shares of the Company’s common stock, valued at $228,857 to several investor relations firms in exchange for investor relations services provided to the Company.

II-4

On January 31, 2014, pursuant to an agreement and plan of merger executed on December 31, 2013, we completed the acquisition of all of the outstanding shares of each of Tacoma Wings, LLC, Jantzen Beach Wings, LLC and Oregon Owl’s Nest, LLC (collectively, the “Hooters Entities”), which owned and operated the Hooters restaurant locations in Tacoma, Washington and Portland, Oregon, respectively. The Hooters Entities were purchased from Hooters of Washington, LLC and Hooters of Oregon Partners, LLC (collectively, the “Hooters Sellers”) for a total purchase price of 680,272 Company units, with each unit consisting of one share of our common stock and one five year warrant to purchase a share of our common stock. Half (340,136) of the warrants are exercisable at $5.50 and half (340,136) of the warrants are exercisable at $7.00. As part of this transaction, the Hooters Sellers were granted registration rights with respect to our common stock issued and underlying the warrants, and franchise rights and leasehold rights to the locations were transferred to the Company. These transactions are referred to as the “Hooters Pacific Mergers”.

On January 31, 2014, pursuant to an agreement and plan of merger executed on January 14, 2014, we completed the acquisition of all of the outstanding shares of Dallas Spoon, LLC from Express Restaurant Holdings, LLC and Express Restaurant Holdings Beverage, LLC. The purchase price of 195,000 Company units was paid to Express Working Capital, LLC (“EWC”); the units consist of one share of the Company’s common stock and one five year warrant to purchase a share of the Company’s common stock. Half (97,500) of the warrants are exercisable at $5.50 and half (97,500) of the warrants are exercisable at $7.00. As part of this transaction, EWC was granted registration rights with respect to our common stock issued and underlying the warrants, and all leaseholds and other rights were transferred to the Company. This transaction is referred to as the “Spoon Merger”.

On November 7, 2013, we sold 160,000 units, at a purchase price of $5.00 per unit, to three accredited investors for a total of $800,000. Each unit consisted of one share of the Company’s common stock and one 5-year warrant to purchase one share, exercisable after twelve months. One half (80,000) of the warrants had an exercise price of $5.50, and the remaining half (80,000) of the warrants had an exercise price of $7.00. Palladium Capital Partners, as placement agent for this private placement, received commissions totaling $32,000 and also 5-year warrants, subject to the same terms as those issued in the transaction, to purchase 6,400 shares.

In October 2013, we sold 666,667 units, each consisting of one share of common stock and a 5-year warrant to purchase one share, at a purchase price of $3.75 per unit, to 22 investors for a total of $2,500,000 in a private placement. The warrants are exercisable after twelve months for $5.00 per share. Dragonfly Capital, as placement agent, received commissions totaling $150,000 and five year warrants to purchase 40,000 shares.

During the fourth quarter of 2013, 93,334 common stock shares valued at $445,270 were issued in exchange for investor relations and consulting services.

Item 16. Exhibits

See Exhibit Index attached hereto and incorporated herein by reference.

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Item 17. Undertakings

(a)	The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act.

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the securities act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the securities exchange act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the securities exchange act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) The undersigned registrant hereby undertakes to supplement the prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer, the transactions by the underwriters during the subscription period, the amount of unsubscribed securities to be purchased by the underwriters, and the terms of any subsequent reoffering thereof. If any public offering by the underwriters is to be made on terms differing from those set forth on the cover page of the prospectus, a post-effective amendment will be filed to set forth the terms of such offering.

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(4) That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is a part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, superseded or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of an undersigned registrant relating to this offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to this offering prepared by, or on behalf of, the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to this offering containing material information about an undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in this offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes to supplement the prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer and the amount of unsubscribed securities to be offered to the public. If any public offering of the securities is to be made on terms differing from those set forth on the cover page of the prospectus, a post-effective amendment will be filed to set forth the terms of such offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

II-7

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlotte, State of North Carolina, on October 28, 2016.

CHANTICLEER HOLDINGS, INC.

By:	/s/ Michael D. Pruitt
Michael D. Pruitt
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Michael D. Pruitt his/her true and lawful attorney-in-fact and agent with full power of substitution and re-substitution, for him/her and in his/her name, place and stead, in any and all capacities to sign any or all amendments (including, without limitation, post-effective amendments) to this Registration Statement, any related Registration Statement filed pursuant to Rule 462(b) under the Securities Act of 1933 and any or all pre- or post-effective amendments thereto, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming that said attorney-in-fact and agent, or any substitute or substitutes for him, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michael D. Pruitt	Chief Executive Officer, Chairman, President	October 28, 2016
Michael D. Pruitt	(Principal Executive Officer)

/s/ Eric S. Lederer	Chief Financial Officer (Principal Financial Officer;	October 28, 2016
Eric S. Lederer	Principal Accounting Officer)

/s/ Paul G. Porter	Director	October 28, 2016
Paul G. Porter

/s/ Keith Johnson	Director	October 28, 2016
Keith Johnson

/s/ Gregory E. Kraut	Director	October 28, 2016
Gregory E. Kraut

/s/ Russell Page	Director	October 28, 2016
Russell Page

EXHIBIT INDEX

Exhibit	Description

1.0	Dealer Manager Agreement by and between the Company and Source Capital Group Inc.+
2.1	Purchase Agreements for Australian Entities dated June 30, 2014 (Incorporated by reference to Exhibit 2.1 to our Current Report on Form 8-K, filed with the SEC on July 3, 2014)
2.2	Share Purchase Agreement dated October 2013 between Company and Manchester Wings Limited (Incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K, filed with the SEC on October 24, 2013)
2.3	Tax Covenant to October 2013 Share Purchase Agreement with Manchester Wings Limited (Incorporated by reference to Exhibit 10.2 to our Current Report on Form 8-K, filed with the SEC on October 24, 2013)
2.4	Subscription Agreement dated November 2013 among the Company, JF Restaurants, LLC and the other parties named therein (Incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K, filed with the SEC on November 5, 2013)
2.5	Assignment, Assumption, Joinder and Amendment Agreement dated December 2013 among the Company, JF Franchising Systems, LLC and the other parties named therein (Incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K, filed with the SEC on December 12, 2013)
2.6	Asset Purchase Agreement by and among The Burger Company LLC, American Burger Morehead LLC and the Company dated September 9, 2014 (Incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K, filed with the SEC on September 10, 2014)
2.7	Asset Purchase Agreement by and among Dallas Spoon, LLC, Express Working Capital, LLC and the Company dated December 31, 2014 (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K, filed with the SEC January 6, 2014)
3.1	Certificate of Incorporation (Incorporated by reference to Exhibit 3.1A to our Registration Statement on Form 10SB-12G, filed with the SEC on February 15, 2000 (File No. 000-29507))
3.2	Certificate of Merger, filed May 2, 2005 (Incorporated by reference to Exhibit 2.1 to our Quarterly Report on Form 10-Q, filed with the SEC on August 15, 2014)
3.3	Certificate of Amendment, filed July 16, 2008 (Incorporated by reference to Exhibit 3.1(c) to our Registration Statement on Form S-1/A (Registration No. 333-178307), filed with the SEC on February 3, 2012)
3.4	Certificate of Amendment, filed March 18, 2011 (Incorporated by reference to the Exhibit 3.1 to our Current Report on Form 8-K, filed with the SEC on March 18, 2011)

3.5	Certificate of Amendment, filed May 23, 2012 (Incorporated by reference to Exhibit 3.1 to our Current Report on Form 8-K, filed with the SEC on May 24, 2012)
3.6	Certificate of Amendment, filed February 3, 2014 (Incorporated by reference to Exhibit 3.1 to our Current Report on Form 8-K, filed with the SEC on February 4, 2014)
3.7	Certificate of Amendment, filed October 2, 2014 (Incorporated by reference to Exhibit 3.1 to our Current Report on Form 8-K, filed with the SEC on October 2, 2014)
3.8	Certificate of Designation of the Series 1 Preferred Stock +
3.9	Bylaws (Incorporated by reference to Exhibit 3.II.A to our Registration Statement on Form 10SB-12G, filed with the SEC on February 15, 2000 (File No. 000-29507))
4.1	Form of Common Stock Certificate (Incorporated by reference to Exhibit 4.1 to our Registration Statement on Form S-1 (Registration No. 333-178307), filed with the SEC on December 2, 2011)
4.2	Form of Unit Certificate dated June 2012 (Incorporated by reference to Exhibit 4.2 filed with our Registration Statement on Form S-1/A (Registration No. 333-178307), filed with the SEC on May 30, 2012)
4.3	Form of Warrant Agency Agreement dated June 2012 with Form of Warrant Certificate with $6.50 Exercise Price (Incorporated by reference to Exhibit 4.4 filed with our Registration Statement on Form S-1/A (Registration No. 333-178307), filed with the SEC on May 30, 2012)
4.4	Form of 6% Secured Subordinate Convertible Note dated August 2013 (Incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K, filed with the SEC on August 5, 2013)
4.5	Form of Warrant for August 2013 Convertible Note with $3.00 Exercise Price (Incorporated by reference to Exhibit 10.2 to our Current Report on Form 8-K, filed with the SEC on August 5, 2013)
4.6	Form of Warrant for September 2013 Merger Agreement with $5.00 Exercise Price (Incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K, filed with the SEC on October 1, 2013)
4.7	Form of Warrant for September 2013 Subscription Agreement with $5.00 Exercise Price (Incorporated by reference to Exhibit 10.2 to our Current Report on Form 8-K, filed with the SEC on October 10, 2013)
4.8	Form of Warrant for November 2013 Subscription Agreement with $5.50 and $7.00 Exercise Price (Incorporated by reference to Exhibit 10.2 to our Current Report on Form 8-K, filed with the SEC on November 13, 2013)
4.9	Form of Warrant for January 2015 Subscription Agreement (Incorporated by reference to Exhibit 4.1 to our Current Report on Form 8-K/A, filed with the SEC on January 8, 2015)
4.10	Form of 8% Convertible Note dated January 2015 (Incorporated by reference to Exhibit 10.2 to our Current Report on Form 8-K/A, filed with the SEC on January 8, 2015)
4.10	Form of Subscription Rights Certificate+
4.11	Form of Series 1 Preferred Stock Certificate+

4.12	Form of Series 1 Warrant+
4.13	Form of Information Agent Agreement+
5.1	Opinion of Libertas Law Group Inc.+
8.1	Opinion of [ ] regarding certain tax matters.+
10.1	Form of Franchise Agreement between the Company and Hooters of America, LLC (Incorporated by reference to Exhibit 10.2 to our Registration Statement on Form S-1 (Registration No. 333-178307), filed with the SEC on December 2, 2011)
10.2	Chanticleer Holdings, Inc. 2014 Stock Incentive Plan effective February 3, 2014 (Incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K, filed with the SEC on February 4, 2014)*
10.3	Debt Assumption Agreements, dated July 1, 2014 (Incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K, filed with the SEC on July 3, 2014)
10.4	Gaming Assignment, dated July 1, 2014 (Incorporated by reference to Exhibit 10.2 to our Current Report on Form 8-K, filed with the SEC on July 3, 2014)
10.5	Asset Purchase Agreement by and between Chanticleer Holdings, Inc., The Burger Company, LLC and American Burger Morehead, LLC dated September 9, 2014 (Incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K, filed with the SEC on September 10, 2014)
10.6	Asset Purchase Agreement by and between Chanticleer Holdings, Inc., Dallas Spoon, LLC and Express Working Capital, LLC d/b/a CapRock Services dated December 31, 2014 (Incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K, filed with the SEC on January 6, 2015)
10.7	Form of Subscription Agreement dated January 2015 (Incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K/A, filed with the SEC on January 9, 2015)
10.8	Form of Note dated January 2015 (Incorporated by reference to Exhibit 10.2 to our Current Report on Form 8-K/A, filed with the SEC on January 9, 2015)
10.9	Form of Registration Rights Agreement dated January 2015 (Incorporated by reference to Exhibit 10.3 to our Current Report on Form 8-K/A, filed with the SEC on January 9, 2015)
10.10	Asset Purchase Agreement by and between Chanticleer Holdings, Inc., BGR Holdings, LLC and BGR Acquisition LLC, dated February 18, 2015 (Incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K, filed with the SEC on February 18, 2015)
10.11	Membership Interest Purchase Agreement dated July 31, 2015 (Incorporated by reference to exhibit 10.1 to our Current Report on Form 8-K, filed with the SEC on August 3, 2015)
10.12	Form of Leak Out Agreement dated September 30, 2015 (Incorporated by reference to exhibit 10.2 to our Current Report on Form 8-K, filed with the SEC on October 5, 2015)
10.13	Form of Securities Account Control Agreement dated September 30, 2015 (Incorporated by reference to exhibit 10.3 to our Current Report on Form 8-K, filed with the SEC on October 5, 2015)
10.14	Stock Pledge and Security Agreement dated September 30, 2015 (Incorporated by reference to exhibit 10.4 to our Current Report on Form 8-K, filed with the SEC on October 5, 2015)
10.15	Asset Purchase Agreement by and between Chanticleer Holdings, Inc., BT’s Burgerjoint Management, LLC and BT Burger Acquisition, LLC dated March 31, 2015 (Incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K, filed with the SEC on March 31, 2015)

10.16	Amendment No. 1 to Asset Purchase Agreement by and between Chanticleer Holdings, Inc., BT’s Burgerjoint Management, LLC and BT Burger Acquisition, LLC dated May 31, 2015 (incorporated by reference to Exhibit 10.7 to Amendment No. 1 to Form S-3, Registration No. 333- 203679, as filed June 3, 2015)
10.17	Form of Securities Purchase Agreement by and between the Company and Carl Caserta dated February 11, 2015 (Incorporated by reference to Exhibit 10.1 to our Registration Statement on Form S-3 filed with the SEC on April 27, 2015)
10.18	Agreement dated April 24, 2015 by and among the Company, AT Media Corp. and Aton Select Fund, Ltd. (Incorporated by reference to Exhibit 10.2 to our Registration Statement on Form S-3 filed with the SEC on April 27, 2015)
10.19	Registration Rights Agreement by and between the Company and Carl Caserta dated February 11, 2015 (Incorporated by reference to Exhibit 10.3 to our Registration Statement on Form S-3 filed with the SEC on April 27, 2015)
10.20	Membership Interest Purchase Agreement dated July 31, 2015 (incorporated by reference to Exhibit 10.1 to Current Report on Form 8-K as filed with the SEC on August 3, 2015)
10.21	Form of Leak out Agreement (incorporated by reference to Exhibit 10.2 to Current Report on Form 8-K as filed with the SEC on October 5, 2015)
10.22	Form of Securities Account Control Agreement Form of Leak out Agreement (incorporated by reference to Exhibit 10.3 to Current Report on Form 8-K as filed with the SEC on October 5, 2015)
10.23	Stock Pledge and Security Agreement dated September 30, 2015 (incorporated by reference to Exhibit 10.4 to Current Report on Form 8-K as filed with the SEC on October 5, 2015)
10.24	Business sale agreement to purchase the assets of Hoot Campbelltown Pty Ltd and Hoot Penrith Pty Ltd for the purchase price of $390,000 AUD dated August 12, 2015 (Incorporated by reference to Exhibit 10.24 to Annual Report on Form 10K for the period ending December 31, 2015, as filed March 30, 2016)
10.25	Business sale agreement to purchase the assets of Hoot Gold Coast Pty Ltd and Hoot Townsville Pty Limited dated August 12, 2015 (Incorporated by reference to Exhibit 10.25 to Annual Report on Form 10K for the period ending December 31, 2015, as filed March 30, 2016)
10.26	Business sale agreement to purchase the assets of Hoot Parramatta Pty Ltd dated August 13, 2015 (Incorporated by reference to Exhibit 10.26 to Annual Report on Form 10K for the period ending December 31, 2015, as filed March 30, 2016)
10.27	Second Amendment to Assumption and Assignment Agreement dated October 22, 2016 by and between the Company and Florida Mezzanine Fund, LLLP, filed herewith.
21.	Subsidiaries of the Company (Incorporated by reference to Exhibit 21 to our Annual Report on Form 10-K, filed with the SEC on March 31, 2014)
23.1	Consent of Marcum, LLP, Independent Registered Public Accounting Firm, filed herewith.
23.2	Consent of Cherry Bekaert LLP, Independent Registered Public Accounting Firm, filed herewith.
23.3	Consent of Libertas Law Group Inc. (included in Exhibit 5.1)
24.1	Power of Attorney (included in signature page hereto)
99.1	Form of Instructions for Use of Subscription Rights Certificate+
99.2	Form of Letter to Stockholders+
99.3	Form of Notice of Guaranteed Delivery+
99.4	Form of Letter to Security Dealers, Commercial Banks, Trust Companies and Other Nominees+
99.5	Form of Letter to Clients+
99.6	Form of Notice to Stockholders of Subscription Rights+
99.1	Form of Instructions for Use of Subscription Rights Certificate+

* Denotes an executive compensation plan or agreement

+ To be filed by amendment

Our SEC file number reference for documents filed with the SEC pursuant to the Securities Exchange Act of 1934, as amended, is 001-35570. Prior to June 7, 2012, our SEC file number reference was 000-29507.